Exhibit 10.2

CREDIT AGREEMENT

dated as of

November 3, 2006

among

INFRASTRUX GROUP, INC.,

as Borrower,

THE OTHER CREDIT PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

as Lenders,

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as an Issuing Bank, as the Swing Line Lender and as the Administrative Agent

UBS SECURITIES LLC,

as Syndication Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form Term Note
Exhibit A-3	Form of Swing Line Note
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Interest Election Request
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of Closing Certificate
Exhibit D-2	Form of Environmental Matters Certificate
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Licensor Consent

SCHEDULES

Schedule 1	Commitments and Applicable Percentages
Schedule 2	Contributed Subsidiaries
Schedule 3	Material Agreements
Schedule 4	Scheduled Financial Information
Schedule 5	Existing Letters of Credit
Schedule 5.03	Required Consents
Schedule 5.06	Litigation
Schedule 5.08(c)	Owned Real Property
Schedule 5.08(d)	Leaseholds
Schedule 5.08(e)	Existing Investments
Schedule 5.08(f)	Collateral Locations
Schedule 5.08(g)	Owned Motor Vehicles
Schedule 5.10	Insurance
Schedule 5.12	Tax Matters
Schedule 5.13	Subsidiaries, Equity Investments, Credit Parties
Schedule 5.15	Intellectual Property
Schedule 5.18	Labor Matters
Schedule 6.15	Certain Vehicles
Schedule 7.03(b)	Existing Liens
Schedule 7.04(b)	Existing Indebtedness

v

THIS CREDIT AGREEMENT is entered into as of November 3, 2006, among the following:

(i) INFRASTRUX GROUP, INC., a Washington corporation (herein, together with its successors and assigns, the “Borrower”);

(ii) INFRASTRUX HOLDINGS, LLC, a Delaware limited liability company (herein, together with its successor and assigns, (the “Parent”);

(iii) each Subsidiary signatory hereto (herein, together with any other Subsidiary that becomes a party hereto by joinder supplement or otherwise after the date hereof and together with their respective successors and assigns, collectively, the “Subsidiary Guarantors” and, individually, “Subsidiary Guarantor”);

(iv) the lenders from time to time party hereto (herein, together with their respective successors and assigns, collectively, the “Lenders” and, individually, “Lender”); and

(v) CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as the administrative agent (herein, together with its successors and assigns, the “Administrative Agent”), the Swing Line Lender (as hereinafter defined) and an Issuing Bank (as hereafter defined).

RECITALS:

(1) The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility (collectively, the “Credit Facilities”); and

(2) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each Issuing Bank are willing to extend credit and make available to the Borrower the Credit Facilities provided for herein.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means any Loan bearing interest at a rate based upon the Alternate Base Rate in effect from time to time.

“Acquired Companies” means the Hawkeye Companies and Gopher and the subsidiaries of each of them.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Incorporated Terms” has the meaning provided in Section 6.22.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed in accordance with Section 9.11 of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in form and substance acceptable to the Administrative Agent.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 7.09 only, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the aggregate principal amount of the Term Loans outstanding at such time and (iii) the aggregate principal amount of Swing Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Exposure at such time.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such laws may be amended from time to time.

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for ABR Loans and Eurodollar Loans.

“Applicable Percentage” means as to each Lender (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Total Revolving Commitments represented by such Lender’s Revolving Commitment at such time; (b) with respect to such Lender’s Delayed Draw Term Commitment at any time, the percentage of the Total Delayed Draw Term Commitments represented by such Lender’s Delayed Draw Term Commitment at such time and (c) with respect to such Lender’s outstanding Term Loans at any time, the percentage of the total aggregate principal amount of the Term Loan represented by the Term Loans held by such Lender at such time. If the commitment of each Revolving Lender to make Revolving Loans has been terminated or if the Total Revolving Commitments have expired, then the Applicable Percentage of each Lender in respect of its Revolving Commitment shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each of the Credit Facilities is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Bank” has the meaning provided in subpart (c) of the definition of “Cash Equivalents.”

“Approved Counterparty” means (a) the Administrative Agent, any Arranger, any Lender or an Affiliate of any of the foregoing, (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher or (c) any other Person from time to time approved by Required Lenders.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in revolving bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC, acting in their capacities as joint lead arrangers and joint bookrunners, and “Arranger” means either of them.

“Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale Leaseback Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any Person of any of the Borrower’s or such Subsidiary’s respective assets; provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrower Consolidated Parties” means collectively the Borrower and its consolidated Subsidiaries.

“Borrower Guaranteed Obligations” has the meaning provided in Section 2.15(a).

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.06.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“CableCure License” means the Fifth Amended (Amended and Restated) Exclusive License and Distribution Agreement between Dow Corning Corporation and UTILX Corporation effective July 13, 1991.

“Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenants set forth in Section 7.07 on a Pro Forma Basis.

“Calculation Period” means, in respect of any Calculation Date, the period consisting of the four consecutive fiscal quarters of the Borrower and its Subsidiaries ended as of the last day of the most recent fiscal quarter of the Borrower and its Subsidiaries preceding such Calculation Date (whether or not such quarters are all within the same fiscal year) for which the Administrative Agent shall have received the Required Financial Information.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), which, in accordance with GAAP, would be classified as a capital expenditure.

“Capital Lease” means, in respect of any Person, any lease which is required, in accordance with GAAP, to be recorded as a capital lease on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Capitalized Lease Obligations” means all obligations under Capital Leases of the Borrower or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Cash Equivalents” means any of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 (an “Approved Bank”);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer or other cash management arrangements.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events shall occur by which:

(a) at any time prior to the creation of a Public Market, the Sponsor shall cease to own and control legally and beneficially, either directly or indirectly, Equity Interests in the Parent representing more than 80% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that the Sponsor has the right to acquire pursuant to any option right (as defined in clause (b) below); or

(b) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Sponsor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person” or group has the right to acquire pursuant to any option right), unless the Sponsor is beneficial owner of a larger percentage of such Equity Interests than such Person or group; or

(c) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors (or equivalent governing body) of Sponsor nor (ii) appointed by directors so nominated; or

(d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests, unless the Sponsor is the beneficial owner of a larger percentage of such Equity Interests than such Person or group; or

(e) the Parent shall cease, directly or indirectly, to own and control legally and beneficially, all of the Equity Interests in the Borrower other than Permitted Management Equity Interests; or

(f) The Borrower shall cease to own and control legally and beneficially, either directly or indirectly, Equity Interests in either Joint Venture GP or Joint Venture LP representing 100% of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of, respectively, Joint Venture GP or Joint Venture LP on a fully-diluted basis; or

(g) a “Change of Control” under, and as defined in, the Joint Venture Credit Agreement (as in effect on the Joint Venture Effective Date) shall have occurred; or

(h) From and after the Joint Venture Effective Date, either the Sponsor or TXU Owner shall cease to own and control legally and beneficially, either directly or indirectly, Equity Interests in the Joint Venture representing 50% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the Joint Venture on a fully-diluted basis; or

(i) From and after the Joint Venture Effective Date, an event or series of events shall occur by which:

(i) at any time prior to the creation of a Public Market, TXU Owner shall cease to own and control legally and beneficially, either directly or indirectly, Equity Interests in TXU ED representing more than 80% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of TXU ED on a fully-diluted basis (and taking into account all such securities that TXU Owner has the right to acquire pursuant to any option right (as defined in clause (ii) below); or

(ii) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than TXU Owner becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of TXU ED entitled to vote for members of the board of directors or equivalent governing body of TXU ED on a fully-diluted basis (and taking into account all such Equity Interests that such Person” or group has the right to acquire pursuant to any option right), unless TXU Owner is beneficial owner of a larger percentage of such Equity Interests than such Person or group; or

(iii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of TXU ED shall at any time be occupied by persons who were neither (A) nominated by the board of directors (or equivalent governing body) of TXU Owner nor (B) appointed by directors so nominated; or

(iv) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of TXU ED, or control over the Equity Interests of TXU ED entitled to vote for members of the board of directors or equivalent governing body of TXU ED on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests, unless TXU Owner is the beneficial owner of a larger percentage of such Equity Interests than such Person or group.

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” means the date on which all of the conditions set forth in Section 4.01 have been satisfied or waived in accordance with Section 11.12.

“Closing Date Term Commitment” means, with respect to each Lender, the obligation of such Lender to make its portion of the Closing Date Term Loan to the Borrower pursuant to Section 2.02(a)(i)(A) in the principal amount set forth opposite such Lender’s name in Schedule 1 as its “Closing Date Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, the amount set forth in such Assignment and Assumption, as such commitment may be reduced pursuant to Section 2.12(e) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. As of the Closing Date, the amount of the Closing Date Term Commitments of all the Lenders is $309,000,000.

“Closing Date Term Loan” has the meaning specified in Section 2.02(a)(i)(A).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means all of the “Collateral” (as defined in and limited by the Collateral Documents) and the Mortgaged Properties that is or are subject to Liens in favor of the Administrative Agent for the benefit of the Secured Creditors and all other real or personal property required to be pledged to the Administrative Agent for the benefit of the Secured Creditors pursuant to Section 6.08 and/or Section 6.09.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and each of the other mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to the terms of Sections 6.08 and 6.09, the Joint Venture Amendment and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Creditors.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment or its Term Commitment, as the context may require, and (ii) with respect to the Swing Line Lender, its Swing Line Commitment.

“Compliance Certificate” has the meaning provided in Section 6.01(d).

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all Capital Expenditures made during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) reinvestments made with proceeds of any Asset Sale or Recovery Event or (b) Acquisitions.

“Consolidated Current Assets” means, on any date, all assets of the Borrower and its Subsidiaries on such date which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as “current assets,” other than cash and Cash Equivalents.

“Consolidated Current Liabilities” means, on any date, all liabilities of the Borrower and its Subsidiaries on such date which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as “current liabilities” (other than the current portion of Consolidated Funded Indebtedness).

“Consolidated EBITDA” means, for any Testing Period, an amount equal to Consolidated Net Income plus the sum of the following to the extent deducted in determining such Consolidated Net Income: (a) the sum of provisions for income taxes, interest expense, and depreciation and amortization expense, (b) amounts deducted from Consolidated Net Income with respect to any extraordinary or non-recurring losses, (c) amounts deducted from Consolidated Net Income with respect to any restructuring charges, including, but not limited to, stay bonuses, severance and lease continuations and any other cash expenses associated with closing facilities or operations (including discontinued operations) that are acceptable to the Administrative Agent in its reasonable discretion, (d) the amount of any aggregate net loss (or minus the amount of any gain) arising from the sale, exchange or other disposition of capital assets, (e) the amount of any fees paid under the Management Agreement to the extent permitted by Section 7.09, (f) non-cash expenses deducted in the determination of Consolidated Net Income including, without limitation, in connection with (i) “goodwill impairment losses” under FASB Statement 142, (ii) losses (or less non-cash gain) resulting from any Interest Rate Protection Agreement and (iii) any earnout agreements (or obligations under non-competition or similar agreements which are in the nature of deferred compensation), stock appreciation rights, “phantom” stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements, stock option plans and similar arrangements incurred in connection with the Transaction or any Permitted Acquisition by the Borrower or any of its Subsidiaries or the retention of executives, officers or employees by the Borrower or any of its Subsidiaries, including (but without duplication) any Person that has become a Subsidiary during such period (such calculations to be made on a Pro Forma Basis), (g) expenses and fees deducted in the determination of Consolidated Net Income and incurred during the period in connection with the consummation of Permitted Acquisitions, mergers, financings, dispositions or joint ventures permitted herein, including, without limitation, the Transaction (including any payments of success/transition bonuses to management of the Borrower in connection therewith), provided that such amount with respect to the Transaction shall not exceed $5,000,000, (h) other unusual and non-recurring expenses (or less unusual and non-recurring gains) solely to the extent deducted in the determination of Consolidated Net Income, that are acceptable to the Administrative Agent in its reasonable discretion, (i) all fees and charges associated with Permitted Investments, Loans or other indebtedness permitted hereunder (including, without limitation, LC Fees, Administrative Agent fees, and Commitment fees), (j) up to $10,000,000 of bonuses paid on or about the Closing Date by or on behalf of the Hawkeye Companies in association with the Transaction, but only so long as such bonuses do not reduce the net cash available to Borrower for debt service and (k) to the extent not duplicative of the foregoing, the amount of dividends or distributions actually paid in cash during the period received by the Borrower or its Subsidiaries from Persons not consolidated with the Borrower and its Subsidiaries in accordance with GAAP, excluding cash distributions pursuant to Sections 2.13(b)(ix) and (x). Notwithstanding the foregoing, Consolidated EBITDA for each of the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be equal to the amount for such fiscal quarter shown on Schedule 4.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower and its Subsidiaries (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations (including, without limitation, earnout obligations and obligations under non-competition or similar agreements which are in the nature of deferred compensation) issued or assumed as the deferred purchase price of property or services purchased by the Borrower or its Subsidiaries (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Borrower and its Subsidiaries, (e) all Capitalized Lease Obligations of such Person, (f) the principal portion, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person, (g) all direct reimbursement obligations in respect of letters of credit (other than trade letters of credit, and excluding issued and undrawn Letters of Credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (h) the principal component or liquidation preference of all Equity Interests issued by the Borrower or a Subsidiary and which by the terms thereof could at any time prior to the Term Loan Termination Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (i) the aggregate amount of uncollected accounts receivable subject at such time to a sale or securitization of receivables (or similar transaction) (whether or not such transaction would be reflected on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP) (all such Indebtedness of the types described in the forgoing clauses (a) through (i), as to any Person, “Funded Indebtedness”), (j) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Borrower and its Subsidiaries, whether or not the obligations secured thereby have been assumed, (k) all Guarantees with respect to Funded Indebtedness of another Person and (l) the Funded Indebtedness of any partnership or unincorporated joint venture in which the Borrower or a Subsidiary is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person, other than the Joint Venture GP, so long as the Joint Venture is treated under the equity method of accounting purposes and not consolidated into the Borrower for accounting purposes.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense (including, without limitation, that which is capitalized, the interest component under Capital Leases and the implied interest component under Synthetic Leases) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, plus (ii) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements to which Borrower or any of its Subsidiaries are a party during such period (irrespective of whether actually paid or received during such period).

“Consolidated Net Income” means for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding, to the extent otherwise included, (a) Net Cash Proceeds from Asset Sales of the Joint Venture Parties and Termination Charges and (b) income derived from the ownership of any Equity Interest of any Person not consolidated with the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all Scheduled Payments of Principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “Scheduled Payments of Principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include all (i) the principal portion of Capitalized Lease Obligations and (ii) the principal portion determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.13 or, to the extent permitted hereunder, otherwise made with respect to any Consolidated Funded Indebtedness.

“Consolidated Working Capital” means, on any date, Consolidated Current Assets minus Consolidated Current Liabilities on such date.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Subsidiaries” means the Persons listed on Schedule 2 hereto, which Persons will be direct or indirect Subsidiaries of the Borrower immediately prior to the consummation of the Joint Venture Contribution, and which will become direct or indirect Subsidiaries of the Joint Venture upon the consummation of the Joint Venture Contribution.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facilities” has the meaning specified in the recitals hereof.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) the principal amount of the Term Loans held by such Lender at such time and (iii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time.

“Credit Party” means the Borrower or any Guarantor.

“Credit Suisse” means Credit Suisse, Cayman Islands Branch.

“Cumulative Retained Excess Cash Flow” means, at any date of determination, an amount not less than zero, determined on a cumulative basis equal to the amount of consolidated Excess Cash Flow for all fiscal years of the Borrower and its consolidated Subsidiaries ending after the Closing Date (commencing with the fiscal year ending December 31, 2006 (for 2006 only, from the Closing Date through and including December 31, 2006 and for all subsequent fiscal years, the full fiscal year)) that is not (and, in the case of any fiscal year of the Borrower and its consolidated Subsidiaries where the respective required date of prepayment has not yet occurred pursuant to Section 2.13(b)(iv), will not on such date of required prepayment be) required to be applied in accordance with Section 2.13(b)(iv).

“Debt Issuance” shall mean the issuance of any Indebtedness by the Credit Parties or any of their Subsidiaries (excluding any Equity Issuance or any Indebtedness of the Credit Parties and their Subsidiaries permitted to be incurred pursuant to Section 7.04 hereof).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning provided in Section 2.13(b)(xiii).

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a), Section 2.09(b) or Section 2.09(c), as applicable, and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are ABR Loans pursuant to Section 2.09(a)(i).

“Delayed Draw Availability Period” means the period from and including the Closing Date and ending on the earlier of (a) the date that is six (6) months after the Closing Date and (b) the Term Loan Termination Date.

“Delayed Draw Term Commitment” means, with respect to each Lender, the obligation of such Lender to make, from time to time during the Delayed Draw Availability Period, its portion of the Delayed Draw Term Loans to the Borrower pursuant to Section 2.02(a)(i)(B) in the principal amount set forth opposite such Lender’s name in Schedule 1 as its “Delayed Draw Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, the amount set forth in such Assignment and Assumption, as such commitment may be reduced pursuant to Section 2.12(f) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“Delayed Draw Term Loan” has the meaning specified in Section 2.02(a)(i)(B).

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States of America or any state thereof or the District of Columbia, and a “Domestic Wholly-Owned Subsidiary means any Domestic Subsidiary that is a Wholly-Owned Subsidiary.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each Issuing Bank, and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claims” means any and all administrative or judicial actions, suits, demand letters, claims, liens, orders, written notices of non-compliance or violation, or administrative or judicial proceedings (hereafter “Claims”) asserted, issued or arising under any Environmental Law or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Equity Interests, (b) any shares of its Equity Interests pursuant to the exercise of options or warrants, (c) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options that are exercisable for shares of its Equity Interests. Notwithstanding the foregoing, the term “Equity Issuance” shall not include (i) any Debt Issuance or (ii) any Equity Interests issued in connection with any Acquisition so long as (A) all such Equity Interests, regardless of whether they are owned by an “Obligor” as such term is defined in the

Security Agreement, are pledged to the Administrative Agent to secure the “Secured Obligations” as such term is defined in the Security Agreement on terms substantially similar to the Security Agreement or otherwise acceptable to the Administrative Agent, (B) used solely as consideration for a Permitted Acquisition, (C) such Equity Interests are issued to the Responsible Officers of the company acquired pursuant to a Permitted Acquisition and (D) there are no Net Cash Proceeds from such issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted LIBO Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Excess Cash Flow” means, with respect to any fiscal year period of the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures minus (c) Consolidated Interest Expense paid in cash minus (d) federal, state and other income taxes actually paid by the Borrower and its Subsidiaries on a consolidated basis minus (e) Consolidated Scheduled Funded Debt Payments, minus (f) voluntary principal prepayments of the Term Loan or, to the extent the Revolving Commitments are permanently reduced in connection with such repayments, the Revolving Loans, minus (g) any increase in Consolidated Working Capital for such fiscal year, measured as of the last day of such fiscal year by comparison with Consolidated Working Capital on the first day of such fiscal year, plus (h) any decrease in Consolidated Working Capital for such fiscal year, measured as of the last day of such fiscal year by comparison with Consolidated Working Capital on the first day of such fiscal year.

“Excluded Property” means, with respect to any Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.13, (a) any leased Real Property or personal property, (b) any item of owned Real Property or owned personal property (other than Material

Foreign Intellectual Property) which is located outside of the United States and which has a net book value of less than $2,000,000, provided that the aggregate net book value of all Real Property or personal property of all of the Credit Parties excluded pursuant to this clause (b) shall not exceed $5,000,000, (c) any owned Real Property located in the United States which has a net book value of less than $1,000,000, provided that the aggregate net book value of all Real Property of all of the Credit Parties excluded pursuant to this clause (c) shall not exceed $3,000,000, (d) any owned personal property located in the United States (other than motor vehicles covered by a certificate of title) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (e) any motor vehicle covered by a certificate of title that is not either (i) delivered to the Administrative Agent on the Closing Date or (ii) a Material Vehicle and (f) any property which, subject to the terms of Section 7.08, is subject to a Lien of the type described in Section 7.03(i) pursuant to documents which prohibit such Credit Party from granting any other Liens in such property.

“Existing Credit Agreements” means, collectively, (a) that certain First Lien Credit Agreement dated as of May 8, 2006 and (b) that certain Second Lien Term Loan Agreement dated as of May 8, 2006, each among the Borrower, certain subsidiaries of the Borrower, as guarantors, and the various lenders and agents party thereto.

“Existing Letters of Credit” means, collectively the letters of credit issued by an Issuing Bank, which are outstanding as of the Closing Date, as more particularly described in Schedule 5 hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, in the form of tax refunds, pension plan reversions, proceeds from Recovery Events (other than proceeds of business interruption insurance), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of Recovery Events (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter, dated as of October 17, 2006 among the Administrative Agent, the Arrangers, UBS Loan Finance LLC and the Borrower, which details certain fees payable by the Borrower in connection with this Agreement.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Field Services Agreement” means that certain Field Services Agreement dated June 24, 2006 between TXU ED and the Joint Venture or such other field services agreement entered into pursuant to the Master Framework Agreement, each of the foregoing, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Flood Hazard Property” has the meaning provided in Section 6.17(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“General Partner” has the meaning provided for such term in the Joint Venture Partnership Agreement.

“Gopher” means the company and/or companies identified by the Borrower to the Administrative Agent as the Persons to be acquired in accordance with the Gopher Acquisition.

“Gopher Acquisition” means the consummation of the purchase of all or substantially all of the assets or Equity Interests of Gopher in accordance with the terms and conditions herein.

“Gopher Effective Date” is the first date upon which the conditions precedent in Section 4.03 hereof have been satisfied or waived in accordance herewith.

“Governmental Authority” means the government of (a) the United States of America, (b) any other nation or any political subdivision thereof, whether state or local, and (c) any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their properties, the Administrative Agent, any Issuing Bank or any Lender.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Parent, any of the Subsidiary Guarantors and any other Person that executes and delivers a Guaranty to the Administrative Agent, other than the Contributed Subsidiaries after the Joint Venture Effective Date, provided each of the conditions to the release of the Contributed Subsidiaries as Guarantors has been satisfied.

“Guaranty” means any of the following: (i) the guaranty by the Borrower in Section 2.15, (ii) the guaranty by the Guarantors in Article X and (iii) a guaranty, in form and substance reasonably satisfactory to the Administrative Agent, executed by one of more Persons in favor of the Administrative Agent for the benefit of the Secured Creditors under which such Persons guarantee payment and performance of the Obligations.

“Hawkeye Companies” means Hawkeye, L.L.C., a New York limited liability company, Premier Utility Locating, L.L.C., a New York limited liability company, Halpin Line Construction, L.L.C., a New York limited liability company, and Bemis, L.L.C, a Vermont limited liability company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incorporated Covenants” has the meaning provided in Section 6.22.

“Incorporated Defaults” has the meaning provided in Section 6.22.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations and obligations under non-competition or similar agreements which are in the nature of deferred compensation) of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof, which appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take or pay or similar arrangements or under commodities agreements, (f) all Capitalized Lease Obligations of such Person, (g) the principal portion, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person, (h) all net obligations of such Person under Swap Agreements, (i) all direct and contingent reimbursement obligations in respect of letters of credit (other than trade letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (j) the principal component or liquidation preference of all Equity Interests issued by such Person and which by the terms thereof could at any time prior to the Term Loan Termination Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale or securitization of receivables (or similar transaction) (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (l) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (m) all Guarantees of such Person with respect to Indebtedness of another Person and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

“Indemnitees” has the meaning provided in Section 11.02.

“Information” has the meaning provided in Section 11.15(b).

“InfrastruX Capital Expenditures” means, for any period, all Capital Expenditures made during such period, as determined in accordance with GAAP, but only to the extent such Capital Expenditures are allocated to the Contributed Subsidiaries (on a consolidated basis) which are part of the Joint Venture; provided, however, that InfrastruX Capital Expenditures shall not include (a) reinvestments made with proceeds of any Asset Sale or Recovery Event, (b) Acquisitions or (c) the Capital Expenditures of the Joint Venture that are allocated to TXU and its Subsidiaries.

“InfrastruX Director” has the meaning provided for such term in the Joint Venture Partnership Agreement.

“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not timely disputed, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Inter-Agent Agreement” means that certain letter agreement dated as of the Joint Venture Effective Date by and between the Administrative Agent and Credit Suisse, in its capacity as administrative agent for the lenders under the Joint Venture Credit Agreement, the terms and conditions of which are reasonably acceptable to the Administrative Agent and the Borrower, but only to the extent the Borrower is a party thereto.

“InterCon Directional Drilling Transaction” means the potential sale of all assets relating directly or indirectly to the directional drilling operations of InterCon Construction, Inc.

“Interest Coverage Ratio” means, for any Testing Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Election Request” means a request by the Borrower to Convert or Continue a Borrowing in accordance with Section 2.10.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; or such other period that is twelve months or less as requested by the Borrower and consented to by all the Lenders; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date for Revolving Loans and Swing Loans and the Term Loan Termination Date for Term Loans and (c) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, in each case providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investment” in any Person means (a) any Acquisition of such Person or its property, (b) any other acquisition of Equity Interests, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any disposition to such Person for consideration less than the fair market value of the property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Equity Interests which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with property other than cash, the book value of such property) actually contributed or paid (including cash and non cash consideration and any assumption of Indebtedness) to purchase such Equity Interests as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“Issuing Bank” means Credit Suisse, KeyBank, National Association or any other Lender approved by the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit issued and presentable in New York City to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 6.08.

“Joint Venture” means InfrastruX Energy Services Group, LP, a Delaware limited partnership, of which 50% of the Equity Interests thereof are owned indirectly by each of the Borrower and TXU Corp.

“Joint Venture Amendment” means that certain amendment to certain of the Material Joint Venture Documents dated on or prior to the Joint Venture Effective Date by and among the Joint Venture, the parties to the Joint Venture Partnership Agreement and certain other Persons who may be party thereto, including without limitation each document contemplated to be delivered thereunder, each of such amendment and such other documents to be in form and substance reasonably acceptable to the Borrower and the Administrative Agent, which amendment may include a direction to the Joint Venture to deliver to the Administrative Agent all distributions due to Joint Venture GP and Joint Venture LP.

“Joint Venture Contribution” means collectively, the transfer and contribution to the Joint Venture of the Contributed Subsidiaries (including their assets), the release of the Liens on the Contributed Subsidiaries and their assets created pursuant to the Loan Documents and the release of the Contributed Subsidiaries as Guarantors pursuant to the Loan Documents.

“Joint Venture Credit Agreement” means the Credit Agreement dated on or about the Joint Venture Effective Date among the Joint Venture, as borrower thereunder, the Subsidiaries of the Joint Venture party thereto, as guarantors, the lenders party thereto and Credit Suisse, as administrative agent for such lenders, and all schedules and exhibits thereto, which Credit Agreement shall be in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Joint Venture Effective Date” is the first date upon which (a) the conditions precedent in Section 4.04 hereof and the Joint Venture Credit Agreement have been satisfied or waived in accordance therewith, (b) the contribution to the Joint Venture by the Borrower of the Equity Interests of the Contributed Subsidiaries and by the Credit Parties of the assets contemplated by the Material Joint Venture Documents has occurred, (c) the contribution to the Joint Venture by TXU or its Subsidiaries of the Equity Interests of TXU Electric Delivery Property Company LLC and of the assets contemplated by the Material Joint Venture Documents has occurred (d) the leasing by TXU or certain of its Subsidiaries of certain real estate to be used by the Joint Venture or its Subsidiaries is in full force and effect, (e) the effectiveness of the Master Framework Agreement, pursuant to which a Subsidiary of TXU agrees to purchase certain services from the Joint Venture (subject to the terms and condition contained therein) is in full force and effect and (f) the Contributed Subsidiaries have joined and are party to the Joint Venture Credit Agreement and each of the other Joint Venture Loan Documents to which they are or are intended to be a party.

“Joint Venture GP” means InfrastruX Energy GP, LLC, a Delaware limited liability company, to the extent it is a General Partner of the Joint Venture, and its successor General Partner.

“Joint Venture Loan Documents” means collectively, (a) the documents included in definition of the term “Loan Documents” in the Joint Venture Credit Agreement and (b) documents related to any replacements or refinancings of the Joint Venture Credit Agreement, to the extent permitted hereby.

“Joint Venture LP” means InfrastruX Energy LP, LLC, a Delaware limited liability company, to the extent it is a Limited Partner of the Joint Venture, and its successor Limited Partner.

“Joint Venture Material Adverse Effect” means from and after the Joint Venture Effective Date, any or all of the following: (i) any material adverse effect on the business, operations, properties, prospects or conditions (financial or otherwise) of the Joint Venture Parties, taken as a whole; (ii) any material adverse effect on the ability of the Joint Venture Parties, taken as a whole, to perform their obligations under the Joint Venture Credit Agreement, the Joint Venture Partnership Agreement or, taken as a whole, the other Material Joint Venture Documents; or (iii) any material adverse effect on the validity, effectiveness or enforceability against the applicable Joint Venture Parties of the Joint Venture Credit Agreement, the Joint Venture Partnership Agreement or, taken as a whole, the other Material Joint Venture Documents.

“Joint Venture Material Agreements” means any contract, agreement or arrangement to which any of the Joint Venture Parties is party (other than the Joint Venture Loan Documents and the Material Joint Venture Documents) (a) involving aggregate consideration payable to or by such Person of $3,000,000 or more during any fiscal year ending after 2005, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Joint Venture Material Adverse Effect, or (c) that relates to any Material Indebtedness of such Person.

“Joint Venture Parties” means collectively the Joint Venture and its Subsidiaries.

“Joint Venture Partnership Agreement” means that certain Limited Partnership Agreement of InfrastruX Energy Services Group LP dated June 24, 2006 among Joint Venture GP, Joint Venture LP, TXU Asset Services Group Management Company LLC, TXU Asset Services Group Investment Company LLC, the Borrower, TXU Asset Services Company LLC, TXU ED and Sponsor, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Joint Venture Transaction” means, collectively, (a) the formation of the Joint Venture and the contribution to the Joint Venture by (i) the Borrower of the Equity Interests of the Contributed Subsidiaries and related assets and (ii) TXU Corp. and its Subsidiaries of certain assets and employees, including without limitation the assets contemplated by the Participation Agreement and the other Material Joint Venture Documents, (b) the entering into by the Joint Venture GP, the Joint Venture LP, TXU GP, TXU LP and the Joint Venture Parties of the Joint Venture Loan Documents and the Material Joint Venture Documents to which they are or are intended to be a party, (e) the reduction of the Total Revolving Commitment in accordance with this Agreement, and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial decisions, orders or rulings, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, directives, decrees or like action of any Governmental Authority.

“LC Collection Account” has the meaning provided in Section 2.05(j).

“LC Commitment Amount” means $60,000,000.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Unreimbursed Drawings in respect of Letters of Credit. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any Issuing Bank for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

“Leaseholds” means, with respect to any Person, all of right, title and interest of such Person as lessee or licensee in, to and under leases and licenses of land, improvements and fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” means any Standby Letter of Credit issued by any Issuing Bank under this Agreement pursuant to Section 2.05 for the account of any LC Obligor and shall include the Existing Letters of Credit.

“LIBO Rate” means with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Limited Partner” has the meaning provided for such term in the Joint Venture Partnership Agreement.

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, each Guaranty, the Fee Letter, each Joinder Agreement, the Inter-Agent Agreement (from and after the Joint Venture Effective Date), the Surety Intercreditor Agreement, each Letter of Credit and each other LC Document.

“Management Agreement” means the Amended and Restated Management Agreement dated as of the Closing Date, between Tenaska Capital Management, LLC and the Borrower.

“Margin Stock” has the meaning provided in Regulation U.

“Master Framework Agreement” means that certain Master Framework Agreement dated June 24, 2006 between TXU ED and the Joint Venture, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Master Lease Agreement” means that certain Master Lease Agreement dated June 24, 2006 between TXU ED and the Borrower, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, properties, prospects or conditions (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations under any of the Loan Documents; or (iii) any material adverse effect on the validity, effectiveness or enforceability against any Credit Party of any Loan Documents to which it is a party.

“Material Agreements” means any contract, agreement or arrangement to which the Borrower or any of its Subsidiaries is party (other than the Loan Documents and the Material Joint Venture Documents) (a) involving aggregate consideration payable to or by such Person of $2,100,000 or more during any fiscal year ending after 2005, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to any Material Indebtedness of such Person. A list of all Material Agreements as of the Closing Date is set forth on Schedule 3.

“Material Field Services Agreement” means (a) any Field Services Agreement that involves aggregate consideration payable to any Joint Venture Party of $3,000,000 or more during any fiscal year, (b) any group of Field Services Agreements providing for aggregate consideration payable to one or more Joint Venture Parties of $10,000,000 or more during any fiscal year, or (c) any Field Services Agreement for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Joint Venture Material Adverse Effect.

“Material Foreign Intellectual Property” means any patent, trademark, service mark, trade name or copyright awarded to a Credit Party (i) that is registered in a jurisdiction (other than the United States) where the portion of Consolidated EBITDA attributable to the operations of the Borrower and its Subsidiaries in such jurisdiction for the Testing Period most recently ended exceeds $2,000,000 and (ii) with respect to which the Administrative Agent has requested that the Borrower take (or cause to be taken) such action as the Administrative Agent may reasonably require and as is necessary under the law of the applicable jurisdiction to establish and perfect the Administrative Agent’s security interest hereunder in such property; provided that the Borrower shall be deemed to be in compliance with any covenant in the Loan Documents related to the perfection of such security interest until it has been given a commercially reasonable amount of time (but in no event less than 60 days) to perfect such security interest under the laws of the applicable foreign jurisdiction.

“Material Indebtedness” means, as to the Borrower or any of its Subsidiaries, any particular Indebtedness of the Borrower or such Subsidiary (including any Guarantees) in excess of the aggregate principal amount of $5,000,000.

“Material Joint Venture Documents” means the Joint Venture Credit Agreement, each of security and pledge agreements related to the Joint Venture Credit Agreement, the Joint Venture Partnership Agreement, the Master Framework Agreement, each Material Field Services Agreement, the Master Lease Agreement, the Participation Agreement and the Joint Venture Amendment.

“Material Vehicle” means any motor vehicle that (a) is owned by a Credit Party, (b) is subject to a certificate of title and (c) with respect to motor vehicles owned as of the Closing Date, has a net book value in excess of $15,000 or with respect to motor vehicles acquired after the Closing Date, has a net book value in excess of $25,000.

“Maximum Rate” has the meaning provided in Section 11.23.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Policies” has the meaning specified in Section 6.17.

“Mortgaged Properties” has the meaning specified in Section 6.17.

“Mortgages” has the meaning specified Section 6.17.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Sale, Equity Issuance, Debt Issuance or Extraordinary Receipt, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees and expenses, title insurance premiums, recordation, transfer or similar taxes and fees, and sales commissions) associated therewith other than direct costs constituting fees and expenses payable to another Credit Party or to any Affiliate of a Credit Party, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Sale or to fund continuing liabilities estimated to be payable to any third party (c) taxes paid or payable as a result thereof, and (d) with respect to an Asset Sale or Extraordinary Receipt, the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents); it being understood that “Net Cash Proceeds” shall include, without limitation, (i) any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in connection with any Asset Sale, Equity Issuance, Debt Issuance or Extraordinary Receipt, (ii) any cash that is part of the purchase price of an Asset Sale which was placed in escrow (A) to fund a purchase price adjustment, earnout obligation or obligations under non-competition or similar agreements which are in the nature of deferred compensation related to any Asset Sale to the extent that it is subsequently released from escrow and paid or returned to any Credit Party or (B) to fund continuing liabilities estimated to be payable to any third party in connection with any Asset Sale to the extent that it is subsequently released from escrow and paid or returned to any Credit Party.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to (i) the Administrative Agent, any Lender, the Swing Line Lender or any Issuing Bank pursuant to the terms of this Agreement or any other Loan Document and (ii) any Secured Swap Provider under any Swap Agreement (including in each case, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual or Governmental Authority), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and, in the case of any limited liability company, includes any operating agreement, and, in each case, and any amendments to any of the foregoing.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Participant” has the meaning provided in Section 11.06(c).

“Participation Agreement” means that certain Participation Agreement dated June 24, 2006 between TXU Asset Services Company LLC and the Borrower, and for the purposes of Sections 6.02 and 9.17 thereof only, TXU ED, as amended, restated, supplemented or otherwise modified in accordance with this Agreement

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition permitted by Section 7.05.

“Permitted Investments” means, at any time, Investments by the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.05.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Permitted Management Equity Interests” means the Equity Interests of the Borrower held by certain members of the management, consultants, employees and directors of the Borrower in an amount not to exceed 15% of the Equity Interest of the Borrower at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate for loans in U.S. dollars, whether or not announced; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date of the financial covenants set forth in Section 7.07 in respect of a proposed transaction under Section 4.04, 7.04(k) or 7.05(i) (a “Specified Transaction”) as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:

(a) the consummation of such Specified Transaction as if such Specified Transaction had been consummated as of the first day of the applicable Calculation Period;

(b) the assumption, incurrence or issuance of any Indebtedness by any of the Borrower and its Subsidiaries (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

(c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Borrower and its Subsidiaries (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by any of the Borrower and its Subsidiaries during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and

(e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Borrower and its Subsidiaries during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with the Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the financial covenants set forth in Section 7.07 for the applicable Calculation Period.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Parent have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Parent pursuant to an effective registration statement under the Securities Act of 1933.

“Purchase Agreements” means collectively that certain LLC Membership Interest Purchase Agreement by and among William J. Haugland, Hawkeye Group, LLC and InfrastruX Hawkeye Holdings, LLC and on and after the Gopher Effective Date, the Gopher acquisition agreement dated on or about the Gopher Effective Date.

“Purchase Date” has the meaning provided in Section 2.04(c).

“Real Property” means, with respect to any Person at any time, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Credit Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than obsolete property or assets no longer used or useful in the business of the Credit Parties or any of their Subsidiaries.

“Register” has the meaning provided in Section 11.06.

“Regulation D” means Regulation D of the Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” means (a) the Purchase Agreements, (b) the Escrow and Indemnification Agreement, dated as of the May 8, 2006, among Parent, TPF InfrastruX, Inc., the Borrower, Bertrand Valdman and U.S. Bank, National Association, (c) the Special Indemnification Agreement and (d) such documents as the Administrative Agent and the Borrower shall reasonably agree to designate as “Related Documents” with respect to the Gopher Acquisition and prior to the Gopher Effective Date, such documents shall not constitute Related Documents.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” or “Released” has the meaning stated in Section 101(22) of CERCLA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Borrower and its Subsidiaries, (a) the financial statements required to be delivered pursuant to Section 6.01(a) or (b) for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 6.01(d) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, (i) at any time prior to the date on which the Commitments have been terminated, Lenders whose Credit Facility Exposure, Unused Revolving Commitments and Unused Delayed Draw Term Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure, the Unused Total Revolving Commitment and the Unused Total Delayed Draw Term Commitment, and (ii) at any time on or after the date on which the Commitments have been terminated, the Lender or Lenders that hold more than 50% of the sum of (A) the Aggregate Revolving Facility Exposure, (B) the outstanding principal amount of the Term Loans and (C) the outstanding principal amount of Swing Loans.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, any of the following officers: the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer or the Corporate Controller, or in the case of a manager-managed limited liability company, the Manager or, in the case of any of the foregoing, such other Person as is authorized in writing to act on behalf of the Borrower or such Subsidiary and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to a Responsible Officer shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided that, for the purposes of clarification, Restricted Payments shall not include any payment in respect of the Management Agreement permitted under Section 7.09 of this Agreement.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans the same Interest Period.

“Revolving Commitment” means, with respect to each Revolving Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit in the amount set forth opposite such Lender’s name in Schedule 1 as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, the amount set forth in such Assignment and Assumption, as such commitment may be reduced from time to time pursuant to Section 2.12(c) or increased from time to time pursuant to Section 11.12 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. The aggregate of all Lenders’ Revolving Commitments equals the Total Revolving Commitment.

“Revolving Facility Availability Period” means the period from but excluding the Closing Date to but excluding the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Exposure at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1.

“Revolving Facility Termination Date” means the earlier of (i) November 3, 2011, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment. “Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02(b).

“Sale Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Scheduled Payments of Principal” has the meaning provided in the definition of Consolidated Scheduled Funded Debt Payments.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, each Issuing Bank, the Swing Line Lender, each Secured Swap Provider, and the respective successors and assigns of each of the foregoing.

“Secured Swap Provider” means (a) any Person that is a party to a Swap Agreement with the Borrower or any of its Subsidiaries and that is or becomes the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing Persons, whether or not such Person at any time ceases to be the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing Persons, as the case may be or (b) any assignee of any Person described in clause (a) above so long as such assignee is an Approved Counterparty.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, among the Credit Parties and the Administrative Agent.

“Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or, if any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Indemnification Agreement” means the Special Indemnification Agreement dated as of May 8, 2006 among the Parent, TPF InfrastruX, Inc., the Borrower, and Puget Energy, Inc.

“Specified Transaction” has the meaning provided in the definition of Pro Forma Basis.

“Sponsor” means Tenaska Power Fund, L.P., a Delaware limited partnership.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders).

“Subordinated Obligations” has the meaning provided in Section 10.02.

“Subsidiary” means, with respect to any Person (herein referred to in this definition as the “parent”), any corporation, partnership, limited liability company, trust, joint venture, association or other business entity (a) of which Equity Interests representing more than 50% of the equity or more than 50%

of the ordinary voting power are, at the time any determination is being made, owned, Controlled or held by such Person, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” has the meaning provided in the first paragraph of this Agreement.

“Surety Bonds” has the meaning provided in Section 7.04(h).

“Surety Intercreditor Agreement” means the Surety Intercreditor Agreement entered into on or before the Closing Date among Safeco Insurance Company of America and the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, Borrower or the Subsidiaries shall be a Swap Agreement; provided further, that no options to purchase tangible property for cash shall be a Swap Agreement.

“Swing Line Commitment” means $7,500,000.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means Credit Suisse.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A 3.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Taxes” has the meaning provided in Section 3.03(a).

“Temporary Staging Site” means any location leased or otherwise occupied by a Credit Party for the purpose of locating equipment in connection with the staging and completion of a project and that will be leased or occupied by such Credit Party for a period of less than six months.

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, a collective reference to such Lender’s Closing Date Term Commitment and such Lender’s Delayed Draw Term Commitment.

“Term Lender” means (a) at any time on or after the Closing Date, any Lender that has a Term Commitment at such time, (b) at any time during the Delayed Draw Availability Period, any Lender that has a Delayed Draw Term Commitment and/or holds Term Loans at such time, and (c) thereafter, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.02(a).

“Term Loan Termination Date” means the earlier of (i) November 3, 2012 or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Term Note” means a promissory note substantially in the form of Exhibit A-2.

“Termination Charge” has the meaning specified in the Joint Venture Partnership Agreement and shall also be deemed to include each other termination fee or payment received by any Joint Venture Party as a result of the termination of the Master Framework Agreement or any Field Services Agreement, any portion of any of the foregoing or any reduction in the services provided thereunder.

“Texas Administrative Code” means the Texas Administrative Code, as such is amended or interpreted pursuant to any official ruling with respect thereto.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Total Delayed Draw Term Commitment” means the sum of the Delayed Draw Term Commitments of the Lenders. As of the Closing Date, the amount of the Total Delayed Draw Term Commitment is $21,000,000.

“Total Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Revolving Lenders. As of the Closing Date, the amount of the Total Revolving Commitment is $100,000,000 and as of the Joint Venture Effective Date and thereafter the amount of the Total Revolving Commitment shall be $75,000,000.

“Total Term Draw” means the sum of (a) $309,000,000 and (b) the amount of the Delayed Draw Term Loan advanced.

“Transaction” means, collectively, (a) the consummation of the acquisition of the Hawkeye Companies, (b) the entering into by the Credit Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (c) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries, including without limitation the Existing Credit

Agreement, and the termination of all commitments with respect thereto, (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing and (e) on and after the Gopher Effective Date, for purposes of Article V only, the consummation of the acquisition of Gopher.

“TXU” means TXU Corp., a Texas corporation.

“TXU ED” means TXU Electric Delivery Company, a Texas corporation.

“TXU GP” means TXU Asset Services Group Management Company LLC, a Delaware limited liability company.

“TXU LP” means TXU Asset Services Group Investment Company LLC, a Delaware limited liability company.

“TXU Owner” means either (a) TXU or (b) TXU ED or the Controlling owner of TXU ED so long as TXU ED is a regulated utility in the State of Texas that owns and controls an electric power transmission and distribution system serving approximately 2,750,000 or more customers.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets determined by the Pension Plan’s actuary as of the last day of the plan year in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means United States of America.

“Unreimbursed Drawing” means, with respect to any Letter of Credit, the aggregate amount of LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or the applicable LC Obligor or Converted to a Revolving Loan pursuant to Section 2.05(e), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Delayed Draw Term Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Delayed Draw Term Commitment at such time over (ii) the principal amount of the Delayed Draw Term Loans made by such Lender regardless of whether such principal remains outstanding at such time.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Delayed Draw Term Commitment” means, at any time, the excess of (i) the sum of the Delayed Draw Term Commitments of all the Lenders at such time over (ii) the aggregate principal amount of all Delayed Draw Term Loans made by the Lenders regardless of whether such principal remains outstanding at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05 Changes in GAAP. If at any time there is (a) a change in whether the Joint Venture or its Subsidiaries are consolidated into the Borrower or its Subsidiaries, (b) an accounting change or interpretation (regardless of the source) that affects the consolidation of the Joint Venture or its Subsidiaries by the Borrower or its Subsidiaries or (c) any change in GAAP, which in the case of any of the foregoing, would affect the computation of any financial ratio or requirement set forth in any Loan Document and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

ARTICLE II

THE TERMS OF THE CREDIT FACILITIES

Section 2.01 Establishment of the Credit Facilities. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each Issuing Bank agree to establish the Credit Facilities for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Aggregate Commitments, (ii) the Aggregate Revolving Facility Exposure exceed the Total Revolving Commitment or (iii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02 Revolving Loans and Term Loans.

(a)(i) The Term Loan. Subject to the terms and conditions set forth herein, (A) each Term Lender with a Closing Date Term Commitment severally agrees to make its portion of a term loan to the Borrower on the Closing Date (the “Closing Date Term Loan”) in an aggregate amount not to exceed such Term Lender’s Closing Date Term Commitment, and (B) subject to satisfaction of the conditions set forth in Section 2.02(a)(ii) below and Section 4.02 and 4.03, each Lender with a Delayed Draw Term Commitment severally agrees to make its portion of additional term loans (the “Delayed Draw Term Loans” and, collectively with the Closing Date Term Loan, the “Term Loan”) to the Borrower from time to time, on any Business Day during the Delayed Draw Availability Period, in an aggregate amount not to exceed such Term Lender’s Delayed Draw Term Commitment. Term Loans may, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are ABR Loans or Eurodollar Loans; provided that all Terms Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type. Amounts borrowed under this Section 2.02(a) and repaid or prepaid may not be reborrowed.

(ii) Conditions to Borrowing of Delayed Draw Term Loans. Notwithstanding any other provision- of this Agreement to the contrary, including, without limitation the minimum borrowing requirements of Section 2.06, the obligation of each Lender to honor any Borrowing Request delivered by the Borrower in respect of a Delayed Draw Term Loan is subject to the following conditions precedent (in addition to the conditions precedent set forth in Sections 4.02 and 4.03):

(A) if so requested by any Person providing a Delayed Draw Term Loan, the execution and delivery by the Borrower of an appropriate Term Note to such Person (which, in the case of an existing Lender shall replace the Term Note previously issued to such Lender, if any);

(B) receipt by the Administrative Agent of evidence that (i) the proceeds of such Delayed Draw Term Loan will be used by the Borrower solely for the purpose of funding the Gopher Acquisition and expenses related thereto, and (ii) the Borrower shall have otherwise complied with the requirements of Section 7.06(c) in respect thereof; and

(C) the Delayed Draw Term Loan shall be funded in a single draw in an aggregate principal amount of up to $21,000,000, as shall be set forth in the applicable Borrowing Request delivered in accordance with Section 2.06.

(b) Revolving Loans. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to and in an amount not to exceed such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are ABR Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the sum of (1) the Aggregate Revolving Facility Exposure, and (2) the outstanding principal amount of Swing Loans, would exceed the Total Revolving Commitment, or (C) the Borrower would be required on the date of such Borrowing to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b).

Section 2.03 [Intentionally Omitted].

Section 2.04 Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans (i) shall be payable on the Revolving Facility Termination Date; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the sum of (1) the Aggregate Revolving Facility Exposure, and (2) the outstanding principal amount of Swing Loans, would exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required on the date of such Borrowing to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b); and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon (but in any event within two Business Days) receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Borrowing Request requesting Revolving Loans consisting of ABR Loans in the amount of the Swing Loans to which it relates. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Applicable Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders). The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Applicable Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Applicable Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for the account of any LC Obligor, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time from the Closing Date until the date that is thirty (30) days prior to the Revolving Facility Termination Date, provided, however that the aggregate LC Exposure on the Closing Date after giving effect to all Letters of Credit issued on such date shall not exceed $20,000,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than five Business Days (in advance of the requested date of issuance, amendment, renewal or extension or such shorter time agreed to by the applicable Issuing Bank) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the current Aggregate Revolving Facility Exposure (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma Aggregate Revolving Facility Exposure (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), which when taking into account the pro forma Aggregate Revolving Facility Exposure, the Revolving Facility Exposure of any Lender shall not exceed such Lender’s Revolving Commitment.

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment Amount, and (ii) the Aggregate Credit Facility Exposure shall not exceed the Total Revolving Commitment.

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Revolving Facility Termination Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed, but in no event shall any Letter of Credit extend beyond the date that is five Business Days prior to the Revolving Facility Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.05(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.05(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.05(e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of

Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the applicable Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (either with its own funds or a Borrowing of Revolving Loans under Section 2.07), at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.05(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required or permitted to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.05(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.13(b), then the Borrower shall deposit, in an account with the Administrative Agent (the “LC Collection Account”), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 2.13(b), the amount of such excess as provided in Section 2.13(b), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 8.01(h). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on the LC Collection Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the LC Collection Account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.05(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the applicable Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collection Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collection Account. Moneys in the LC Collection Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which any of them has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.13(b), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured, waived or otherwise cease to exist. If the Borrower is required to provide an amount in cash collateral hereunder as a result of any prepayment pursuant to Section 2.13(b) and the Borrower is not otherwise required to pay to the Administrative Agent an amount equal to the LC Exposure as a result of the occurrence of an Event of Default, then if the Aggregate Revolving Facility Exposure is reduced (whether pursuant to Section 2.13(a), the expiration of Letters of Credit or otherwise), and at such time as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall return to the Borrower the full amount of all such cash collateral then held, together with all accrued interest thereon.

(k) Issuing Bank Obligations. Each Issuing Bank shall promptly (i) notify the Administrative Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of each such Letter of Credit (and any amendments, renewals or extensions thereof) to the Administrative Agent. Within two Business Days following the last day of each calendar month, each Issuing Bank shall deliver to the Administrative Agent a report detailing all activity during the preceding month with respect to any Letters of Credit issued by such Issuing Bank, including the face amount, the account party, the beneficiary and the expiration date of such Letters of Credit and any other information with respect thereto as may be requested by the Administrative Agent.

Section 2.06 Borrowing Request.

(a) Borrowing Request. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing or a Borrowing under the Swing Line Facility, not later than noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) or the refunding of a Swing Loan as provided in 2.04(b). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing, which shall be a Business Day; (iii) whether such Borrowing is to be a Borrowing of ABR Loans or Eurodollar Loans; (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; (v) the location and number of the Borrower’s account to which funds are to be disbursed. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the Aggregate Revolving Facility Exposure to exceed the Total Revolving Commitment; provided that such Lender’s Loan shall not cause such Lender’s Credit Facility Exposure to exceed its Revolving Commitment. Promptly following receipt of a Borrowing Request in accordance with this Section 2.06, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Minimum Borrowing Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). At the time that each Swing Loan is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to Convert or Continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Termination Date.

Section 2.07 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and participations in Letters of Credit, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made and participations in Letters of Credit acquired by each Lender on a pro rata basis based upon each Lender’s Applicable Percentage of the amount of such Borrowing or Letter of Credit in effect on the date the applicable Borrowing is to be made or the Letter of Credit is to be issued.

(c) Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Borrowing Request, Interest Election Request, or request for a Letter of Credit, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that (A) ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) ABR Loans made to finance the refunding of a Swing Loan shall be remitted by the Administrative Agent to the Swing Line Lender. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(ii) Swing Loans. No later than 3:00 P.M. (New York City time) on the date specified in each Borrowing Request, the Swing Line Lender will make available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request, the aggregate of Swing Loans requested in such Borrowing Request.

(e) Presumption of Funding by Lenders. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(d) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then (i) the applicable Lender agrees to pay on demand, and (ii) the Borrower agrees to pay within 30 days of demand or such earlier date as the Borrower shall have unused and available Commitments in excess of such Lender’s share of such Borrowing, to the Administrative Agent such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Evidence of Obligations.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Revolving Facility Termination Date, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Term Loans made to it by such Lender and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

Section 2.09 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is an ABR Loan, the Alternate Base Rate plus 2.25%, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted LIBO Rate for such Eurodollar Loan for the applicable Interest Period plus 3.25%.

(b) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is an ABR Loan, the Alternate Base Rate plus 2.25%, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted LIBO Rate for such Eurodollar Loan for the applicable Interest Period plus 3.25%.

(c) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Alternate Base Rate plus 2.25%. Each Swing Loan shall bear interest for a minimum of one day.

(d) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower as follows: (i) in respect of each ABR Loan including Swing Loans, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iii) in respect of any interest not paid when due pursuant to any of the foregoing subparts, on demand, and (iv) in respect of any interest payable pursuant to Section 2.09(d), on demand.

(f) Computations of Interest. All computations of interest on Eurodollar Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on ABR Loans (including all Swing Loans) and Unreimbursed Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.10 Interest Elections for Revolving Loans.

(a) Conversion and Continuance. Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to Convert such Borrowing to a different Type or to Continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.10. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.10, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.06 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit B-2 and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.10(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If such Interest Election Request does not specify a Type, then the Borrowing shall be deemed to have selected an ABR Borrowing.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be Converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be Converted to or Continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Borrowing of Eurodollar Loan shall be Converted to ABR Loans at the end of the Interest Period applicable thereto.

Section 2.11 Fees.

(a) Commitment Fees. (i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.50% per annum on the average daily amount of the unused amount of each Lender’s Revolving Commitment during the period from and including the date this Agreement is executed and delivered by each of the parties hereto but excluding the Revolving Facility Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Facility Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(ii) Delayed Draw Commitments. The Borrower shall pay to the Administrative Agent for the account of each Term Lender with a Delayed Draw Term Commitment in accordance with its Applicable Percentage, a commitment fee accruing at 3.25% per annum times the actual daily amount by which the Total Delayed Draw Commitments exceeds the outstanding amount of the Delayed Draw Term Loans. Such commitment fee shall accrue at all times during the Delayed Draw Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last Business Day of the Delayed Draw Availability Period.

(b) LC Fees; Fronting Fees, Etc. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to 3.25% on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, and (iii) to each applicable Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through, but excluding the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date of this Agreement; provided that all such accrued fees shall be payable on the Revolving Facility Termination Date and any such fees accruing after the Revolving Facility Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 2.11(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Fee Letter.

Section 2.12 Termination and Reduction of Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b) Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent (and Administrative Agent shall promptly notify each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unreimbursed Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions reasonably acceptable to the Issuing Banks and the Revolving Lenders), provided further, that a notice of termination of the Total Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Applicable Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrower would be required on the proposed date of such reduction to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.13, and (iv) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).

(d) Mandatory Reduction of Total Revolving Commitments. If after giving effect to any reduction of the Total Revolving Commitments the LC Commitment Amount exceeds the Total Revolving Commitments at such time, the LC Commitment Amount shall be automatically reduced by the amount of such excess.

(e) Closing Date Term Commitments. The aggregate Closing Date Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing on the Closing Date.

(f) Delayed Draw Term Commitments. The aggregate Delayed Draw Term Commitments shall be automatically and permanently reduced to zero immediately after the last day of the Delayed Draw Availability Period.

Section 2.13 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay from time to time any of the Loans owing by it, in whole or in part, without premium or penalty (except as specified in subparts (c) and (d) below). The Borrower shall give the Administrative Agent irrevocable written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the

Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 1:00 P.M. (New York City time) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 1:00 P.M. (New York City time) one Business Day prior to the date of such prepayment, in the case of any prepayment of ABR Loans, and which the Administrative Agent shall promptly notify each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of (A) at least in the case of any prepayment of a Eurodollar Loan, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000 in excess thereof (or, if less, the full amount of such Borrowing), (B) at least in the case of any prepayment of an ABR Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000 in excess thereof (or, if less, the full amount of such Borrowing), and (C) the outstanding Swing Loan or a portion thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the minimum borrowing amount applicable thereto, set forth in Section 2.06, except in accordance with Section 2.13(a)(iv);

(iii) each voluntary prepayment of the Term Loans shall be applied to the remaining principal amortization payments thereof on a pro rata basis, and each such prepayment shall be paid the Lenders in accordance with their respective Applicable Percentages thereof;

(iv) with respect to any such voluntary prepayment, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are ABR Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable minimum borrowing amount, set forth in Section 2.06, as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into ABR Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such voluntary prepayment first to ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner that attempts to minimize, but without obligation to minimize, the amount of any breakage payments required to be made by the Borrower pursuant to Article III.

(b) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Exposure shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Maturity. The entire principal amount of all outstanding Loans shall be repaid in full (i) in the case of Revolving Loans, on the Revolving Facility Termination Date, and (ii) in the case of Term Loans, on the Term Loan Termination Date.

(ii) Revolving Loans Exceed the Revolving Commitments. If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure of any Lender (plus, solely with respect to the Swingline Lender, the outstanding principal amount of Swing Loans) exceeds such Lender’s Revolving Commitment, (B) the sum of (1) the Aggregate Revolving Facility Exposure, and (2) the outstanding principal amount of Swing Loans, exceeds the Total Revolving Commitment, or (C) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans and, after the Loans have been paid in full, Unreimbursed Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Exposure Exceed LC Commitment. If on any date the LC Exposure exceeds the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Borrower (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Borrower until the proceeds are applied to any Unreimbursed Drawing or to any other Obligations in accordance with any such cash collateral agreement and which shall provide for regular remittance to the Borrower of any interest accrued on such cash collateral amount).

(iv) Excess Cash Flow. Within 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2006, but solely for the period from and including the Closing Date to and including December 31, 2006 and for all subsequent fiscal years, the full fiscal year), the Borrower shall prepay the Loans and/or cash collateralize the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit in an amount equal to 75% (if the Total Leverage Ratio as of the end of such fiscal year is equal to or greater than 2.50 to 1.00) or 50% (if the Total Leverage Ratio as of the end of such fiscal year is less than 2.50 to 1.00) of the Excess Cash Flow earned during such prior fiscal year (such prepayment to be applied as set forth in clause (xii) below).

(v) Asset Sales. Promptly following any Asset Sale or related series of Asset Sales (other than any Asset Sale permitted by Section 7.02, except as provided in Section 7.02(b), (f) or (g)), the Borrower shall prepay the Loans and/or cash collateralize the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Sale (or related series of Asset Sales) (such prepayment to be applied as set forth in clause (x) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent (i) such Net Cash Proceeds are less than $500,000 in the aggregate for the applicable fiscal year or (ii) the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire fixed or capital assets (which will become Collateral if the assets sold or disposed were Collateral) in replacement of the disposed assets within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not reinvested within such 180 day period shall be paid and applied to repay the Loans and/or cash collateralize the LC Exposure immediately thereafter.

(vi) Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or cash collateralize the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (xii) below).

(vii) Equity Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance, other than an initial public offering of the Borrower, the Borrower shall prepay the Loans and/or cash collateralize the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (xii) below).

(viii) Extraordinary Receipt. Immediately upon receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipt, the Borrower shall prepay the Loans and/or cash collateralize the LC Exposure in an aggregate amount equal to 100% of all Net Cash Proceeds received therefrom (such prepayment to be applied as set forth in clause (xii) below); provided, however, with respect to the proceeds received in connection with a Recovery Event (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such proceeds or indemnity payments, and so long as no Default or Event of Default shall have occurred and be continuing, the applicable Credit Party or Subsidiary may apply within 180 days after the receipt of such cash proceeds to repair, replace or acquire fixed or capital assets in replacement of the equipment, fixed assets or real property in respect of which such cash proceeds were received; provided further that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans and/or cash collateralization of the reimbursement obligations of the Borrower hereunder as set forth in clause (xii) below.

(ix) Certain Distributions from Joint Venture. Immediately upon receipt by any Credit Party of distributions pursuant to Section 4.1(b) of the Joint Venture Partnership Agreement or proceeds of a distribution from the Joint Venture consisting of the proceeds of an Asset Sale or Debt Issuance by the Joint Venture or any of its Subsidiaries, the Borrower shall prepay the Loans and/or cash collateralize the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit in an aggregate amount equal to 100% of the proceeds of such distribution (such prepayment to be applied as set forth in clause (xii) below); provided, however, that the proceeds of such distributions shall not be required to be so applied to the extent such proceeds of such distributions are less than $500,000 in the aggregate for the applicable fiscal year.

(x) Termination Charge from Joint Venture. Immediately upon receipt by any Credit Party of proceeds of any Termination Charge, but in no event more than seven (7) Business Days after the date on which any Joint Venture Party received any proceeds of any Termination Charge, the Borrower shall prepay the Loans and/or cash collateralize the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit in an aggregate amount equal to 100% of the proceeds of such distribution (such prepayment to be applied as set forth in clause (xii) below); provided that notwithstanding clause (xii) below, there shall be a corresponding reduction to the Total Revolving Commitments with respect to any prepayments applied to Revolving Loans

(xi) Joint Venture Effective Date Reduction. On the Joint Venture Effective Date, the Borrower shall prepay the Revolving Loans, the Swing Loans and/or reduce the LC Exposure to cause the aggregate amount thereof to be $75,000,000 or less, the Borrower shall prepay the Loans and such prepayment to be applied to Revolving Loans and/or Swing Loans; provided that notwithstanding clause (xii) below, there shall be a reduction in the Total Revolving Commitments such that the Total Revolving Commitments after the Joint Venture Effective Date shall not exceed $75,000,000.

(xii) Application of Mandatory Prepayments. All amounts required to be prepaid pursuant to clause (iv), (v), (vi), (vii), (viii), (ix) or (x) of this Section 2.13(b) shall be applied as follows: (A) first to the Term Loan, pro rata to the remaining amortization payments set forth in Section 2.13(d), (B) second to outstanding Swing Line Loans, (C) third to outstanding Revolving Loans, and (D) fourth, to any outstanding LC Disbursement, then to the Administrative Agent to cash collateralize the aggregate amount of LC Exposure at such time in the same manner as provided in Section 2.05(j) (and Section 2.05(j) (other than the last sentence thereof) shall apply, mutatis mutandis, to such obligation to cash collateralize). Subject to Section 2.05(j), such amounts shall be held as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each L/C Issuer and the Borrower until the proceeds are applied to any Unreimbursed Drawing or to any other Obligations in accordance with any such cash collateral agreement and which shall provide for monthly remittance to the Borrower of any interest accrued on such cash collateral amount. All such prepayments of the Term Loans shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.13(xiii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that attempts to minimize, but without obligation to minimize, the amount of any breakage payments required to be made by the Borrower pursuant to Article III. All such prepayments of the Revolving Loans shall be applied on a pro rata basis to the then outstanding Revolving Loans being prepaid irrespective of whether such outstanding Revolving Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Revolving Loans pursuant to Section 2.13(xiii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Revolving Loans that are ABR Loans to the full extent thereof before application to Revolving Loans that are Eurodollar Loans in a manner that attempts to minimize, but without obligation to minimize, the amount of any breakage payments required to be made by the Borrower pursuant to Article III. If the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below $1,000,000 as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into ABR Loans.

(xiii) Prepayment Opt-out. Notwithstanding anything in this Agreement, with respect to any mandatory prepayment of any Loan pursuant to Section 2.13(b), any Term Lender, at its option, by notice to the Administrative Agent, at or prior to the time (and in the manner specified by the Administrative Agent) any prepayment of Term Loans is required to be made by the Borrower, may decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Amounts”). Any Declined Amounts shall be offered to the Term Lenders not so declining such prepayment for the Term Loans held by them (with such non-declining Term Lenders having the right to decline any prepayment with Declined Amounts at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their pro rata shares of such Declined Amounts, any remaining Declined Amounts in addition to any mandatory prepayment is to be applied to the Revolving Loans pursuant to Section 2.13(b), and thereafter shall be applied first to prepay any outstanding LC Disbursements and then to cash collateralize the aggregate amount of LC Exposure as of the date of such application in the same manner as provided in Section 2.05(i) (and Section 2.05(j) (other than the last sentence thereof) shall apply, mutatis mutandis, to such obligation to cash collateralize.

(c) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III.

(d) Scheduled Payments of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive calendar quarterly installments due on the last Business Day of each fiscal quarter in an amount equal to (i) for each fiscal quarter ending prior to the Gopher Effective Date, $772,500 and (ii) for each fiscal quarter ending on or after the Gopher Effective Date, the product of 0.25% multiplied by the Total Term Draw, unless accelerated sooner pursuant to Section 8.02. The balance of the Term Loan shall be due on the Term Loan Termination Date.

Section 2.14 Method and Place of Payment.

(a) Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations) under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Loans and Unreimbursed Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Applicable Percentage of the amount of such prepayment, and (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due at its offices specified in Section 11.05 in immediately available funds and shall be made in Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made later than 1:00 P.M. (New York City time) shall be deemed to have been made on the next succeeding Business Day, in the Administrative Agent’s sole discretion. Except as otherwise provided, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall promptly distribute to each Lender or the applicable Issuing Bank, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender or Issuing Bank. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable Issuing Bank, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unreimbursed Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Drawings then due to such parties.

Section 2.15 Guaranty by the Borrower.

(a) Borrower Guaranteed Obligations. The Borrower hereby unconditionally guarantees, for the benefit of the Secured Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time owing by any Subsidiary Guarantor and arising under any Swap Agreement or any other document or agreement executed and delivered in connection therewith to any Secured Swap Provider, in all cases whether now existing or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually when and as due any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

(b) Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Secured Creditors that, should any Borrower Guaranteed Obligations when due and payable not be recoverable from the Borrower under Section 2.15(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Secured Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

(c) Guaranty Unconditional. The obligations of the Borrower under this Section 2.15 shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(i) any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;

(iii) any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

(iv) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(v) the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(vi) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(vii) any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 2.15, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

(d) Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Section 2.15 shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Section 2.15 with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

(e) Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

(f) Subrogation. Until the indefeasible payment in full of all of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

(g) Effect of Stay. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Section 2.15 forthwith on demand by the Administrative Agent.

ARTICLE III

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs, Illegality, etc.

(a) Subject to Section 3.05, if (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period, the Required Lenders determine that (A) by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate for any requested Interest Period with respect to a proposed Eurodollar Loan on the basis provided for in this Agreement for such Eurodollar Loan or (B) the applicable rate of interest for any Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Eurodollar Loan; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of a (x) a Change in Law or (y) other circumstances arising after the date such Lender becomes party to this Agreement adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the date such Lender becomes party to this Agreement;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Borrowing Request or Interest Election Request given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Borrowing Request, shall, at the option of the Borrower, be deemed converted into a Borrowing Request for ABR Loans to be made on the date of Borrowing contained in such Borrowing Request, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall reasonably determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) Subject to Section 3.05, at any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Borrowing Request into one requesting a Borrowing of ABR Loans or require the affected Lender to make its requested Loan as an ABR Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into an ABR Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) If any Lender shall have determined that after the date such Lender becomes party to this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the date such Lender becomes party to this Agreement, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender together with the notice described in the next sentence (with a copy to the Administrative Agent), the Borrower shall pay to such Lender within 10 days of receipt of the notice referred to in the next sentence such additional amount or amounts as specified in such notice as being required to compensate such Lender or its parent corporation for such reduction. Any affected Lender, upon determining in good faith that any additional amounts are payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable.

(d) Notwithstanding anything in this Agreement, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 or Section 3.04 for any amounts incurred or accruing more than 90 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections, and (ii) no Lender shall demand compensation for any reduction referred to in Section 3.01(c) or payment or reimbursement of other amounts under Section 3.04 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement of borrowers in similar circumstances under comparable provisions of other credit agreements.

Section 3.02 Breakage Compensation.

The Borrower shall compensate any Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans and costs associated with foreign currency hedging obligations incurred by such Lender in connection with any Eurodollar Loan) which such Lender has incurred in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Eurodollar Borrowing or a Swing Loan does not occur on a date specified therefor in a Borrowing Request or an Interest Election Request(whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Revolving Facility Termination Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any affected Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 3.03 Net Payments.

(a) Except as provided for in Section 3.03(b) or (c), all payments made by the Borrower hereunder, under any Note or any other Loan Document, including all payments made by the Borrower pursuant to its guaranty obligations under Section 2.15, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Administrative Agent, any Lender, or any other recipient of any payment made by the Borrower hereunder, (i) any tax imposed on or measured by the overall net income or net profits of such Person and franchise taxes (in lieu of income taxes) imposed on it pursuant to the Laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender, as applicable, is located or any subdivision thereof or therein, and (ii) any branch profits or similar taxes imposed by any jurisdiction in which such Person is located) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges other than those resulting from the gross negligence or willful misconduct of the Administrative Agent, any Lender, or any other recipient of any payment made by the Borrower hereunder (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and, subject to Section 3.03(b) or (c), such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.03) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document. Subject to Sections 3.03(b) and (c), the Borrower will indemnify and hold harmless any Lender, and reimburse such Lender within 10 days of its written request, for the amount of any Taxes imposed on and paid by such Lender. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any such Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence reasonably satisfactory to the respective Lender, evidencing such payment by the Borrower.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by Borrower agrees to provide to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.06 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section), on or prior to the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrower or the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying Forms W-8BEN with respect to beneficial owners of the payment) certifying to such Lender’s entitlement to exemption from or a reduced rate of withholding of United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Loan Document, along with any other appropriate documentation establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest). In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances or a change in applicable Law renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax if the Lender continues to be so entitled. No Lender shall be required by this Section 3.03(b) to deliver a form or certificate that it is not legally entitled to deliver. The Borrower shall not be obligated pursuant to Section 3.03(a) to pay additional amounts on account of or indemnify with respect to Taxes to the extent that such Taxes arise due to a Lender’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 3.03(b). The Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in Section 3.03(a) in respect of any Taxes deducted or withheld by it as a result of any changes after the date such Lender becomes party to this Agreement in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes, if such changes result in such Lender ceasing to be entitled to establish any such exemption or reduction in United States withholding taxes.

(c) Each Lender or Administrative Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed Internal Revenue Service Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder. The Borrower shall not be obligated pursuant to Section 3.03(a) to pay additional amounts on account of or indemnify with respect to Taxes to the extent that such Taxes arise due to a Person’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 3.03(c).

(d) If any Lender, in its reasonable discretion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to this Section 3.03, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses to the Borrower; provided, however, that the Borrower agrees to promptly return any such refund (plus any interest thereon due and payable by such Lender) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

Section 3.04 Increased Costs to Issuing Banks. If after the date an Issuing Bank or Lender becomes party to this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Issuing Bank or such Lender’s participation therein, or (ii) impose on such Issuing Bank or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such Issuing Bank or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges or as a result of such Lender’s failure to comply with Section 3.03(b)), then, upon demand to the Borrower by such Issuing Bank or such Lender (a copy of which notice shall be sent by such Issuing Bank or such Lender to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such Lender such additional amount or amounts as will compensate any such Issuing Bank or such Lender for such increased cost or reduction within 10 days of receipt of the certificate described below. A certificate submitted to the Borrower by any affected Issuing Bank or Lender, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.04.

Section 3.05 Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) If (i) any Lender requests any compensation, reimbursement or other payment under Sections 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, (ii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(b)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02), and (2) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender (in form and substance reasonably satisfactory to the Borrower) or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Loan Documents. An executed copy of this Agreement and the other Loan Documents.

(b) Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(c) Fees. The Borrower shall have paid (A) to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date described in the Fee Letter, (B) all fees payable to the Lenders on the Closing Date agreed to by the Borrower on or prior to the Closing Date, and (C) all reasonable fees, charges and disbursements of counsel of the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower and each Guarantor approving the Loan Documents to which the Borrower or any such Guarantor, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower or any such Guarantor of the Loan Documents to which it is or may become a party.

(e) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each Guarantor certifying the names and true signatures of the officers of the Borrower or such Guarantor, as the case may be, authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and any other documents to which the Borrower or any such other Guarantor is a party that may be executed and delivered in connection herewith.

(f) Opinions of Counsel. The Administrative Agent shall have received in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Thelen Reid & Priest LLP, special counsel to the Credit Parties, addressing customary corporate and perfection matters with respect to the Credit Parties organized in Delaware or New York, as well as enforceability and other customary matters for transaction of this type for all the Credit Parties;

(ii) a legal opinion of Stoel Rives, LLP, special Washington counsel to the Borrower;

(iii) a legal opinion of Brown McCarroll, LLP, special counsel to the Credit Parties organized in the State of Texas; and

(iv) such other of opinions of local counsel to the Credit Parties as shall have been requested by the Administrative Agent.

(g) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of the Borrower and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) where applicable, an original good standing certificate for each Credit Party from the Secretary of State of the state of its incorporation or formation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (C) copies of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatement thereof, certified by the Secretary (or equivalent officer) of such Credit Party.

(h) Closing Certificate and Environmental Matters Certificate. The Administrative Agent shall have received a certificate substantially in the form of (i) Exhibit D-1, dated the Closing Date, of a Responsible Officer of the Borrower certifying that, at and as of the Closing Date, both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof, (A) no Default or Event of Default has occurred or is continuing and (B) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty is true and correct in all respects) and (ii) Exhibit D-2, dated the Closing Date, of a Responsible Officer of the Borrower certifying to the matters set forth therein.

(i) Existing Indebtedness. On the Closing Date, after giving effect to the transactions contemplated herein, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (A) the Loans and (B) Indebtedness set forth on Schedule 7.04(b) or otherwise permitted by Section 7.04. Each of the Existing Credit Agreements shall be terminated and all Liens securing any such outstanding Indebtedness thereunder shall be released or arrangements, to the satisfaction of the Administrative Agent, shall have been made for such release.

(j) Material Agreements, etc. The Borrower shall (i) list on Schedule 3 all Material Agreements existing on the Closing Date and (ii) to the extent requested by the Administrative Agent, have delivered to the Administrative Agent copies of such Material Agreements.

(k) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

(l) Consummation of Transaction. The Transaction shall have been consummated in accordance with the terms of the applicable documents and in material compliance with applicable law and regulatory approvals; and (ii) the Borrower and its Subsidiaries shall have no Indebtedness except for Indebtedness permitted under Section 7.04.

(m) Personal Property Collateral. The Administrative Agent shall have received:

(i) searches of Uniform Commercial Code filings regarding each Credit Party in such jurisdictions as deemed appropriate by the Administrative Agent, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) searches of ownership of, and Liens on, the IP Rights of each Credit Party in the appropriate United States governmental offices;

(iv) all certificates evidencing any Pledged Equity, together with duly executed in blank, undated stock powers (or their equivalent with respect to other Equity Interests) attached thereto (including, without limitation, certificates evidencing the Equity Interests of each Contributed Subsidiary, subject to release pursuant to the Joint Venture Contribution);

(v) duly executed notices for filing with the United States Patent and Trademark Office and United States Copyright Office (and other applicable offices as requested by the Administrative Agent) of the grant of security interest in patents, trademarks and/or copyrights, in each case constituting Collateral each in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi) each debt instrument and item of chattel paper in the possession of any of the Credit Parties with a value in excess of $1,000,000 individually, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(vii) a certificate of title with respect to each vehicle listed on Schedule 5.08(g) other than with respect to vehicles titled to the Acquired Companies and vehicles set forth in Schedule 6.15.

(n) Availability. After giving effect to the Transaction, including the Loans made and Letters of Credit issued hereunder, the Total Revolving Commitments shall exceed the Revolving Facility Exposure by at least $80,000,000.

(o) Government Consent. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents (including any necessary Hart Scott Rodino clearance) and approvals necessary or desirable in connection with the Transaction and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that seek or threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(p) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent, on behalf of the Lenders, as additional insured in the case of liability insurance, and the Administrative Agent as loss payee or mortgagee (in the case of hazard insurance) under all insurance policies with respect to the assets and properties of the Credit Parties that constitute Collateral.

(q) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, regarding the Solvency of each of the Credit Parties on a consolidated basis.

(r) Management Agreement. Receipt by the Administrative Agent of an executed copy of the Management Agreement, which Management Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include, without limitation, a provision subordinating the payments by the Borrower under the Management Agreement to the Obligations of the Credit Parties hereunder.

(s) Debt Ratings. The Administrative Agent shall have received evidence that the (i) the Borrower shall have received (A) a corporate family rating from Moody’s and (B) a corporate rating from S&P and (ii) the Credit Facilities shall have each received a debt rating from Moody’s and S&P.

(t) Financial Statements. The Administrative Agent shall have received:

(i)(A) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (other than Gopher and its consolidated Subsidiaries which shall provide U.S. GAAP unaudited consolidated financial statements) for the 2003, 2004 and 2005 fiscal years and (B) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for (1) each subsequent fiscal quarter ended in fiscal year 2006 at least 45 days before the Closing Date and (2) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Administrative Agent as described above and ended at least 45 days before the Closing Date, which financial statements shall not be materially inconsistent in any adverse manner with the financial statements or forecasts for the Borrower and its consolidated Subsidiaries previously provided to the Administrative Agent.

(ii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period ended prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent in any adverse manner with the forecasts for the Borrower and its consolidated Subsidiaries previously provided to the Administrative Agent.

(u) Environmental Reports. The Administrative Agent shall have received an environmental assessment report, in form and substance acceptable to the Administrative Agent, which report shall identify existing and potential environmental concerns, and shall quantify related costs and liabilities, associated with properties owned or leased by the Acquired Companies and their subsidiaries, and the Administrative Agent shall be satisfied with the nature and amount of any such matters and with the plans with respect thereto, to the extent applicable, and the Lenders shall have received a letter or other appropriate documentation from the provider of such report allowing the Lenders to rely on such report as if originally addressed to them.

(v) Patriot Act. The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation the PATRIOT Act.

(w) No Material Adverse Change. Since December 31, 2005, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(x) Miscellaneous. The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 4.02 Conditions Precedent to all Credit Events.

The obligations of the Lenders, the Swing Line Lender and each Issuing Bank to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (iii) below, the applicable Issuing Bank) shall have received, as applicable, (i) a Borrowing Request meeting the requirements of Section 2.06(a) with respect to any Borrowing (other than a Continuation or Conversion), (ii) an Interest Election Request meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) a request for a Letter of Credit meeting the requirements of Section 2.05 with respect to each LC Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each Issuing Bank and each of the Lenders that all of the applicable conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Event.

Section 4.03 Conditions Precedent to Delayed Draw Term Loan.

The obligation of the Lenders to make Delayed Draw Term Loans, is subject to the satisfaction of each of the following conditions on or prior to the advance of such Delayed Draw Term Loan:

(a) Single Draw. There have not been any other Borrowings of the Delayed Draw Term Loan.

(b) Availability. The Borrowing of the Delayed Draw Term Loan shall be during the Delayed Draw Availability Period.

(c) Section 4.02. The conditions set forth in Section 4.02 hereof shall have been satisfied with respect to the Delayed Draw Term Loan.

(d) Loan Documents. The Administrative Agent shall have received a copy of a Joinder and the other applicable Loan Documents with respect to Gopher executed and delivered by the parties thereto.

(e) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of Gopher approving the Loan Documents to which Gopher is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by Gopher of the Loan Documents to which it is a party.

(f) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of Gopher certifying the names and true signatures of the officers of Gopher authorized to sign the Loan Documents to which Gopher is a party and any other documents to which Gopher is a party that may be executed and delivered in connection herewith.

(g) Opinions of Counsel. The Administrative Agent shall have received in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Thelen Reid & Priest LLP, special counsel to Gopher, addressing customary corporate and perfection matters with respect to Gopher if organized in Delaware or New York, as well as enforceability against Gopher and other customary matters for transactions of this type; and

(ii) such other of opinions of local counsel to the Credit Parties as shall have been reasonably requested by the Administrative Agent.

(h) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) where applicable, an original good standing certificate for Gopher from the Secretary of State of the state of its incorporation or formation, dated as of a recent date, listing all charter documents affecting Gopher and certifying as to the good standing of Gopher; and (B) copies of the Certificate or Articles of Incorporation or equivalent formation document of Gopher and any and all amendments and restatement thereof, certified by the Secretary (or equivalent officer) of Gopher.

(i) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

(j) Consummation of Acquisition. The Gopher Acquisition shall have been consummated in accordance with the terms of the applicable documents and in material compliance with applicable law and regulatory approvals and the Purchase Agreement regarding the Gopher Acquisition shall be in form and substance reasonably acceptable to the Administrative Agent.

(k) Personal Property Collateral. The Administrative Agent shall have received:

(i) searches of Uniform Commercial Code filings regarding Gopher in such jurisdictions as deemed appropriate by the Administrative Agent, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral in which Gopher has an interest;

(iii) searches of ownership of, and Liens on, the IP Rights of Gopher in the appropriate United States governmental offices;

(iv) all certificates evidencing any Pledged Equity with respect to Gopher, together with duly executed in blank, undated stock powers (or their equivalent with respect to other Equity Interests) attached thereto;

(v) duly executed notices for filing with the United States Patent and Trademark Office and United States Copyright Office (and other applicable offices as requested by the Administrative Agent) of the grant of security interest in patents, trademarks and/or copyrights, in each case constituting Collateral in which Gopher has an interest each in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in such Collateral;

(vi) each debt instrument and item of chattel paper in the possession of Gopher or any of its Subsidiaries with a value in excess of $1,000,000 individually, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(vii) except with respect to any vehicle certificates of title to be delivered in connection with the Gopher Acquisition pursuant to Section 6.15, a certificate of title with respect to each vehicle owned by Gopher listed on Schedule 5.08(g), updated as of the Gopher Effective Date.

(l) Covenants. After giving effect to the Gopher Acquisition on a Pro Forma Basis, the Borrower shall be in compliance with (i) the covenant in Section 7.07(a) after subtracting 0.25 from the first number in the ratio applicable to the appropriate fiscal quarter and (ii) the covenant in Section 7.07(b) applicable to the appropriate fiscal quarter.

(m) Government Consent. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents (including any necessary Hart Scott Rodino clearance) and approvals necessary or desirable in connection with the Gopher Acquisition and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that seek or threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(n) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of Gopher evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent, on behalf of the Lenders, as additional insured in the case of liability insurance, and the Administrative Agent as loss payee or mortgagee (in the case of hazard insurance) under all insurance policies with respect to the assets and properties of Gopher that constitute Collateral in which Gopher has an interest.

(o) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Gopher Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, regarding the Solvency of each of the Credit Parties on a consolidated basis.

(p) Financial Statements. The Administrative Agent shall have received such financial information as the Administrative Agent reasonably requests with respect to Gopher;

(q) Diligence. The Administrative Agent shall have completed, to its satisfaction in all respects, business, legal, tax, financial, accounting and environmental due diligence investigation of Gopher and all agreements related thereto.

(r) Environmental Reports. Unless waived by the Administrative Agent, the Administrative Agent shall have received an environmental assessment report, in form and substance acceptable to the Administrative Agent, which report shall identify existing and potential environmental concerns, and shall quantify related costs and liabilities, associated with properties owned or leased by Gopher, and the Administrative Agent shall be satisfied with the nature and amount of any such matters and with the plans with respect thereto, to the extent applicable, and the Lenders shall have received a letter or other appropriate documentation from the provider of such report allowing the Lenders to rely on such report as if originally addressed to them.

(s) Patriot Act. The Administrative Agent shall have received, at least five Business Days prior to the Gopher Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation the PATRIOT Act.

(t) Gopher Acquisition Letter. At least five (5) Business Days prior to the Gopher Effective Date, the Borrower shall deliver to the Administrative Agent a letter describing, in reasonable detail, the proposed acquisition of Gopher with the proceeds of the Delayed Draw Term Loan.

(u) No Material Adverse Change. Since December 31, 2005, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(v) Updated Schedules. The Borrower and Gopher shall have provided to the Administrative Agent updated Schedules to this Agreement in form and substance reasonably acceptable to the Administrative Agent.

(w) Miscellaneous. The Borrower and Gopher shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 4.04 Conditions Precedent to Joint Venture Contribution.

The Administrative Agent and the Lenders consent to the completion of the Joint Venture Contribution, provided that the obligations of the Administrative Agent and the Lenders to consent to the completion of the Joint Venture Contribution, to release the Contributed Subsidiaries as Guarantors and release certain Collateral from the Liens of the Loan Documents in connection with the Joint Venture Contribution, are subject to the satisfaction of each of the following conditions on or prior to the date of the Joint Venture Contribution:

(a) Notice. The Administrative Agent shall have received written notice from the Borrower at least three Business Days in advance as to the date when the Joint Venture Effective Date will occur.

(b) Joint Venture Effective Date. The Joint Venture Contribution shall occur, if at all, on the Joint Venture Effective Date, provided in no event shall the Joint Venture Contribution occur more than six (6) months after the Closing Date.

(c) Reduction of the Total Revolving Commitment and Revolving Loans. On the Joint Venture Effective Date, the Total Revolving Commitment shall be reduced to $75,000,000 (and each Lender’s Revolving Commitment shall be proportionately reduced) and the aggregate of all Revolving Loans, Swing Loans and LC Exposure shall be prepaid by the Borrower to cause the aggregate amount of Revolving Loans, Swing Loans and LC Exposure to be $75,000,000 or less as of the Joint Venture Effective Date and thereafter.

(d) Joint Venture Documents. The Joint Venture Loan Documents, the Material Joint Venture Documents and all other contracts, agreements and other related documentation of the Joint Venture Transaction and the Joint Venture Contribution shall be in form and substance satisfactory to the Administrative Agent.

(e) Consummation of the Joint Venture Transaction. The transactions contemplated by the Joint Venture Loan Documents, including the availability of the commitments pursuant to the Joint Venture Credit Agreement, and the Material Joint Venture Documents shall be consummated on the Joint Venture Effective Date.

(f) Joint Venture Indebtedness. After giving effect to the transactions contemplated by the Joint Venture Loan Documents including, without limitation the Joint Venture Contribution, the Joint Venture and its Subsidiaries shall have outstanding no indebtedness or preferred stock other than indebtedness permitted by Section 7.04 of the Joint Venture Credit Agreement.

(g) Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows and compliance certificates of the Joint Venture and its consolidated Subsidiaries as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period ended prior to the Joint Venture Effective Date, prepared as if the Joint Venture Contribution had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which in the judgment of the Administrative Agent, such financial statements shall not be materially inconsistent with the forecasts previously provided to the Administrative Agent.

(h) Minimum EBITDA. The Administrative Agent shall be satisfied that consolidated pro forma EBITDA for the Joint Venture and its consolidated Subsidiaries for the four fiscal quarter period most recently ended prior to the Joint Venture Effective Date shall not be less than $150,000,000 (such calculation of EBITDA (i) to be prepared in accordance with Regulation S X under the Securities Act of 1933, as amended, (ii) with such further adjustments in form and substance satisfactory to the Administrative Agent, and (iii) to give pro forma effect to the Joint Venture Contribution as if it had occurred at the beginning of such four fiscal quarter period).

(i) Joint Venture Solvency. The Administrative Agent shall have received a certificate from the chief financial officer of the Joint Venture certifying that the Joint Venture and its consolidated Subsidiaries, on a consolidated basis after giving effect to the Joint Venture Contribution, are Solvent.

(j) Joint Venture Availability. There shall be no less than $55,000,000 of availability under the Joint Venture Credit Agreement as of the Joint Venture Effective Date, immediately after giving effect to the Joint Venture Transaction and all advances under the Joint Venture Credit Agreement on such date (which advances on the Joint Venture Effective Date shall be limited to the issuance of letters of credit in an amount necessary to backstop and/or replace all letters of credit then issued and outstanding under this Credit Agreement on such date and not terminated in connection with the consummation of the Joint Venture Effective Date).

(k) Public Utility Commission. The Administrative Agent (a) shall have completed, to its satisfaction in all respects, business, legal, tax, financial, accounting and environmental due diligence investigation of the Joint Venture and all agreements related thereto and (b) shall be satisfied in all respects with the status of any matters regarding the Joint Venture pending and/or under review by the Public Utility Commission of the State of Texas.

(l) Environmental Report. The Agent shall have received the baseline environmental report and any other environmental reports reasonably available to the Joint Venture or its Subsidiaries with respect to the properties contributed to the Joint Venture or its Subsidiaries or leased to the Joint Venture or its Subsidiaries by TXU or its Subsidiaries. The Lenders shall have received a letter or other appropriate documentation from the provider of such report allowing the Lenders to rely on such report as if originally addressed to them and with respect to the properties with identified environmental concerns in such report, an indemnity by TXU and certain of its subsidiaries in favor of the Joint Venture and its subsidiaries in form and substance satisfactory to the Administrative Agent with respect to such properties.

(m) No Material Change. There shall not have occurred any event, change or condition since December 31, 2005 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of the Joint Venture and its subsidiaries.

(n) Representations and Warranties. The Joint Venture shall deliver a certificate to the Administrative Agent certifying to the Administrative Agent that as of the consummation of the Joint Venture Transaction (i) all representations and warranties under the Joint Venture Loan Documents as of the Joint Venture Effective Date are true and correct and (ii) no “Default” or “Event of Default” (as such terms are defined in the Joint Venture Loan Documents) exists.

(o) Inter-Agent Agreement. The Administrative Agent, the administrative agent pursuant to the Joint Venture Credit Agreement and the Borrower shall have executed and delivered the Inter-Agent Agreement, which among other things (i) restricts the ability of the lenders in the Joint Venture Credit Agreement to amend certain provisions of the Joint Venture Credit Agreement (including without limitation Sections 7.02, 7.03, 7.04, 7.06, 7.08 and 8.01(j) of the Joint Venture Credit Agreement and the terms and provisions referenced therein) without consent of the Administrative Agent and (ii) permits the Lenders, or any subset thereof, to effect at their direction an assignment of all of the loans and commitments pursuant to the Joint Venture Credit Agreement during the existence of an Event of Default provided the Lenders pay the lenders in the Joint Venture Credit Agreement the amounts owed to such lenders in the Joint Venture Credit Agreement.

(p) Joint Venture Consent. The Administrative Agent shall have received a consent in form and substance reasonably acceptable to the Administrative Agent executed by TXU ED and acknowledged by the Joint Venture and each Person holding Equity Interests in the Joint Venture.

(q) Power of Attorney. The Administrative Agent shall have received from the Joint Venture a power of attorney in form and substance reasonably acceptable to the Administrative Agent regarding the exercise of cure rights of the Joint Venture.

(r) Miscellaneous. The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and each Issuing Bank to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower and the other Credit Parties each makes the following representations and warranties to the Administrative Agent, the Lenders and each Issuing Bank, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Existence, Qualification and Power.

Each Credit Party and each of their Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except in each case referred to in this clause (b) as could not reasonably be expected to have a Material Adverse Effect, or (c) violate any Law.

Section 5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Credit Party of this Agreement or any other Loan Document, or Related Document, or for the consummation of the Transaction, (b) the grant by any Credit Party of the Liens in the Collateral granted by it pursuant to the Collateral Documents, (c) the perfection of the Liens in the Collateral created under the Collateral Documents (including the first priority nature thereof), except for (x) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect, (y) other consents or notices, of which the failure to obtain or provide could not reasonably be expected to have a Material Adverse Effect, and (z) filings to perfect the Liens in the Collateral created by the Collateral Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Credit Parties freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower Consolidated Parties each as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other material liabilities, direct or contingent, of the Borrower Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower Consolidated Parties dated as of September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each of the fiscal quarter and fiscal month ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower Consolidated Parties as of September 30, 2006, and the related consolidated pro forma statements of income and cash flows of the Borrower Consolidated Parties for the twelve months then ended, certified by the Borrower’s chief financial officer or treasurer, respectively, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower Consolidated Parties, as at such date and the consolidated pro forma results of operations of the Borrower Consolidated Parties, for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower Consolidated Parties, delivered pursuant to Section 4.01 or Section 6.01(d), as applicable, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts.

Section 5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any the Parent, the Borrower or any Subsidiary or against any properties or revenues of any of the foregoing that (a) purport to affect or pertain to this Agreement or any other Loan

Document, any Related Document or any Material Joint Venture Document or the consummation of the Transaction, except, with respect to the Material Joint Venture Documents, as set forth in Schedule 5.06 or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (taking into account insurance coverage therefor and the indemnity provided under the Special Indemnification Agreement).

Section 5.07 No Default.

None of the Parent, the Borrower or any Subsidiary is in default under or with respect to any Contractual Obligation, which default either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08 Ownership of Properties; Liens; Investments.

(a) Each of the Parent, the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each Credit Party is subject to no Liens, other than Permitted Liens.

(c) Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of all Real Property (other than Excluded Property) owned by each Credit Party showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each Credit Party has good, marketable and insurable fee simple title to the Real Property owned by such Person, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) Schedule 5.08(d) sets forth a complete and accurate list as of the Closing Date of all Leaseholds pursuant to which any Credit Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms (except as may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)).

(e) Other than Investments in the form of cash or Cash Equivalents or Investments of the type described in Section 7.05(b), Schedule 5.08(e) sets forth a complete and accurate list as of the Closing Date of all Investments held by any Credit Party, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(f) Schedule 5.08(f) sets forth a complete and accurate list of all locations (excluding Temporary Staging Sites) where any owned tangible personal property (other than motor vehicles subject to a certificate of title) of a Credit Party with a net book value (as reasonably estimated by the Borrower) of more than $1,000,000 is located as of the Closing Date.

(g) Schedule 5.08(g) sets forth a complete and accurate list as of the Closing Date of (i) all Material Vehicles (including, to the extent reasonably available, states of registration and vehicle identification numbers) that are owned by each Credit Party as of such date and (ii) all other vehicles for which the applicable certificate of title has been delivered to the Administrative Agent as of the Closing Date.

Section 5.09 Environmental Compliance.

(a) Except in each case as could not reasonably be expected to have a Material Adverse Effect, each of the Real Properties of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to any such Real Properties that could give rise to liability under applicable Environmental Laws.

(b) Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:

(i) none of the properties currently or formerly owned or operated by any Credit Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party, any of its Subsidiaries, or, to the best of the knowledge of the Credit Parties, on any property formerly owned or operated by any Credit Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Credit Party or any of its Subsidiaries; and Hazardous Materials have not been Released, discharged or disposed of on any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries.

(ii) none of any Credit Party or any of their Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Credit Party, or any of their Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Credit Party or any of their Subsidiaries.

Section 5.10 Insurance.

As of the Closing Date, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The present insurance coverage of the Credit Parties as of the Closing Date is outlined on Schedule 5.10 as to carrier, policy number, expiration date, type and amount.

Section 5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Credit Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Credit Parties, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except in each case as could not reasonably be expected to have a Material Adverse Effect, (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan, or, to the best knowledge of the Credit Parties, with respect to any Multiemployer Plan; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12 Taxes.

The Parent and the Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Credit Party has received notice of or has any knowledge of any proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Except as described on Schedule 5.12, no Credit Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.13 Subsidiaries; Equity Interests; Credit Parties.

As of the Closing Date, no Credit Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Credit Party or with respect to the Permitted Management Equity Interests, an officer or director of the issuer in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, no Credit Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Parent in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Credit Parties, showing as of the Closing Date (as to each Credit Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. The copy of the charter of each Credit Party and each amendment thereto provided pursuant to Section 4.01 is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties or any Subsidiary of a Credit Party (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) subject to regulation under any other Law which limits its ability to incur Indebtedness.

Section 5.15 Intellectual Property, etc.

The Parent, the Borrower and each Subsidiary owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (the “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. Set forth on Schedule 5.15 is a list of (a) all trademarks, patents and copyrights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and owned by each Credit Party, and (b) all other material licenses of each Credit Party with respect to the material IP Rights of such Person. To the best knowledge of the Borrower, no product, process, method, substance, part or other material now employed by the Parent, the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16 Disclosure.

No written report, financial statement, certificate or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, estimates, business plans and forward looking statements, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.17 Compliance with Laws.

The Parent, the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Labor Matters

Except as set forth on Schedule 5.18, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent, the Borrower or any Subsidiary as of the Closing Date and none of the Parent, the Borrower or any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty since January 1, 2005.

Section 5.19 Solvency.

The Borrower and its Subsidiaries are Solvent on a consolidated basis.

Section 5.20 Collateral Documents.

Except as otherwise contemplated or otherwise not required by the Loan Documents, and subject to Permitted Liens, the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Creditors, a legal, valid and enforceable first priority security interest in all right, title and interest of the respective Credit Parties in the Collateral described therein and all proceeds thereof. Except for filings or actions completed prior to the Closing Date or otherwise not required by this Agreement and the Collateral Documents, no filing or other action will be necessary to perfect or protect such security interest.

Section 5.21 Casualty, Etc.

Neither the businesses nor the properties of any of the Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (taking into account applicable insurance coverage).

Section 5.22 Sanctioned Persons.

None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Parent, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower and the other Credit Parties each hereby covenants and agrees that on the Closing Date and thereafter, so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents (other than contingent indemnification obligations), have been paid in full, as follows:

Section 6.01 Reporting Requirements.

The Borrower will furnish to the Administrative Agent (who will deliver to each Lender):

(a) Annual Financial Statements. As soon as available and in any event within 120 days after the close of each fiscal year (i) of the Borrower, the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (A) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (B) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization); provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof and (ii) after the Joint Venture Effective Date, the consolidated balance sheets of the Joint Venture and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (A) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Joint Venture and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (B) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization); provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof.

(b) Quarterly Financial Statements. Within 45 days after the close of each of the quarterly accounting periods in each fiscal year (i) of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income or operations, shareholder’s equity and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrower by the Chief Financial Officer and the Chief Accounting Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments; provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof and (ii) after the Joint Venture Effective Date, the unaudited consolidated balance sheets of the Joint Venture and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income or operations, shareholder’s equity and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Joint Venture by the Chief Financial Officer and the Chief Accounting Officer or the equivalent officers thereof of the Joint Venture, subject to changes resulting from normal year-end audit adjustments; provided, however, that the Joint Venture may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof.

(c) Monthly Financial Statements. Within 45 days after the end of each of the first two months of each fiscal quarter (i) of the Borrower (provided, the Borrower shall deliver such monthly statements with respect to November and December 2006 on or before the date the Borrower delivers the annual 2006 financial statements due pursuant to Section 6.01(a) hereof and it being acknowledged that any such information with respect to Gopher would be included commencing with the fiscal month ended at least sixty days after the Gopher Effective Date), a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year then ended and setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified on behalf of the Borrower by the Chief Financial Officer of the Borrower and (ii) after the Joint Venture Effective Date, of the Joint Venture (commencing with the first fiscal month ended at least 60 days after the Joint Venture Effective Date), a consolidated balance sheet of the Joint Venture and its consolidated Subsidiaries as of the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Joint Venture’s fiscal year then ended and setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified on behalf of the Joint Venture by the Chief Financial Officer or the equivalent officer thereof of the Joint Venture.

(d) Compliance Certificates.

(i) At the time of the delivery of the financial statements provided for in subpart (a) above, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event; and

(ii) At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (A) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit C, signed by the Chief Financial Officer or Corporate Controller of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower has taken or proposes to take with respect thereto, (B) a copy of management’s discussion and analysis with respect to such financial statements and (C) to the extent not otherwise provided, such information set forth in detail sufficient to determine compliance with Section 7.12.

(e) Budgets and Forecasts. Not later than 120 days after the commencement of any fiscal year (i) of the Borrower, commencing with the fiscal year ending December 31, 2006, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, it being acknowledged that any such information with respect to Gopher would be included commencing with the fiscal year commencing after the Gopher Effective Date and the principal assumptions upon which forecasts and budget are based and (ii) of the Joint Venture, commencing with the first fiscal year commencing after the Joint Venture Effective Date, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Joint Venture) for any subsequent fiscal years, as customarily prepared by management of the Joint Venture for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Joint Venture and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(f) Notices. Promptly, and in any event within five Business Days, after the Borrower obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes (A) a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and (B) a “Default” or “Event of Default”, each as defined in the Joint Venture Credit Agreement, which notice shall specify the nature thereof, the period of existence thereof and what action the Joint Venture proposes to take with respect thereto;

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party, any of its Subsidiaries or the Joint Venture Parties, or the occurrence of any other event in connection therewith, if the same would be reasonably likely to have a Material Adverse Effect or a Joint Venture Material Adverse Effect, respectively;

(iii) any material change in accounting practices or financial reporting practices by any of the Borrower, any of its consolidated Subsidiaries or any Joint Venture Party;

(iv) the (A) occurrence of any Asset Sale for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(v), (B) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(vii), (C) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(vi), (D) the occurrence of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(viii), (E) the occurrence of any distribution from the Joint Venture for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(ix) or (F) the receipt of any distribution or other amount from the Joint Venture for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(x); or

(v) the occurrence of any ERISA Event that could reasonably be expected to result in liability to the Borrower and its Subsidiaries in excess of $5,000,000.

(g) Environmental Matters. Promptly after the Borrower obtains knowledge of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party, any of its Subsidiaries or any of the Joint Venture Parties with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or a Joint Venture Material Adverse Effect, respectively, or (ii) cause any Real Property that is Collateral to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(h) SEC Reports and Registration Statements; Other Indebtedness. (i) Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that the Parent and/or the Borrower files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms); provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof, and (ii) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.01.

(i) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual and quarterly and other material reports and all proxy statements that the Parent or the Borrower furnishes to its stockholders (or the other holders of Equity Interests) generally; provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof.

(j) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by a Credit Party and/or any of its Subsidiaries which is submitted to the Parent and/or the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Parent and/or the Borrower or any Subsidiary.

(k) Insurance; Intellectual Property; Real Property. As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower:

(i) a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(ii) a report supplementing Schedules 5.08(c) and 5.08(d), including an identification of all Real Property (other than Excluded Property) disposed of by the Borrower and its Subsidiaries thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state and record owner thereof and, in the case of leases of property, lessor, lessee and expiration date) of all Real Property (other than Excluded Property) acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and

(iii) a report supplementing Schedule 5.15, setting forth a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Credit Party during such fiscal year and/or patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Credit Party during such fiscal year (and the status of each such application) in (1) the United States and (2) in any foreign jurisdiction where the portion of Consolidated EBITDA attributable to the operations of the Borrower and its Subsidiaries in such jurisdiction for the Testing Period most recently ended exceeds $2,000,000; and

(iv) each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent.

(l) Excess Cash Flow, Asset Sales, Etc. Within 120 days after the end of each fiscal year of the Borrower, a certificate containing information regarding (i) the calculation of Excess Cash Flow for such fiscal year and (ii) the amount of all Asset Sales, Debt Issuances, Equity Issuances, Extraordinary Receipts, Termination Charges and Acquisitions that occurred during the prior fiscal year.

(m) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by (i) the Borrower or any of its Subsidiary to or from the holders of any Material Indebtedness or any trustee with respect thereto or (ii) the Joint Venture or any of its Subsidiaries to or from the holders of any Material Indebtedness or any trustee with respect thereto; provided notices related to borrowings, interest rate elections, payments due (unless overdue), changes in contact information or such similar administrative matters shall not be required to be delivered pursuant to this Section 6.01(m).

(n) Other Information. Within 10 days after a request therefor, such other information or documents (financial or otherwise) relating to the Borrower or its Subsidiaries, and within 5 days after receipt thereof, such other information or documents relating to the Joint Venture or any of its Subsidiaries, in each case as the Administrative Agent or any Lender may reasonably request from time to time.

Section 6.02 Books, Records and Inspections.

The Borrower will, and will cause each of its respective Subsidiaries to,

(a)(i) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Party or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Credit Party or such Subsidiary, as the case may be; and

(b) permit representatives and independent contractors of the Administrative Agent (at the Borrower’s sole cost and expense only for the initial visit and inspection each calendar year, except as otherwise provided below) to visit and inspect any of its properties and assets, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, during normal business hours and as often as may be reasonably desired, and upon reasonable advance written notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole cost and expense of the Borrower at any time during normal business hours, with reasonable advance notice. The Credit Parties agree that the Administrative Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Credit Parties.

Section 6.03 Insurance.

The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in similar geographic locations, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons. If insurance meeting the requirements above is not available on commercially reasonable terms (as confirmed by a third-party insurance advisor reasonably acceptable to the Administrative Agent), the Borrower will procure such insurance, if any, that is available on commercially reasonable terms (as confirmed by such third-party insurance advisor). All such insurance policies shall provide for not less than 30 days’ prior written notice to the Administrative Agent (or applicable certificate holder) of termination, lapse or cancellation of such insurance (other than for non-payment of premium, which shall provide for not less than 10 days’ prior written notice to the Administrative Agent or applicable certificate holder). The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral, and the Administrative Agent shall be named as additional insured with respect to any liability insurance.

Section 6.04 Payment of Taxes and Claims.

The Parent and the Borrower will pay and discharge, and the Borrower will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, would be reasonably likely to become a Lien (other than Permitted Liens) or charge upon any properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees to the extent required in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206 207) and any comparable provisions of applicable Law.

Section 6.05 Corporate Franchises.

The Parent and the Borrower will do, and the Borrower will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06 Compliance with Statutes, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities and all Contractual Obligations in respect of the conduct of its business and the ownership of its property, except to the extent that such compliance (or any asserted non-compliance) is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such proceedings could not reasonably be expected to have a Material Adverse Effect (taking into account such reserves and any insurance coverage therefor).

Section 6.07 Compliance with Environmental Laws.

Without limitation of the covenants contained in Section 6.06:

(a) The Parent and the Borrower will comply in all material respects, and the Borrower will cause each of its Subsidiaries to comply in all material respects, with all Environmental Laws applicable to its or their ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance (or any asserted non-compliance) with is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such proceedings could not reasonably be expected to have a Material Adverse Effect (taking into account such reserves and any insurance coverage therefor).

(b) The Parent and the Borrower will keep or cause to be kept, and the Borrower will cause each of its Subsidiaries to keep or cause to be kept, all Real Property now or hereafter owned by the Borrower or any of its Subsidiaries free and clear of any Liens imposed pursuant to Environmental Laws other than Permitted Liens.

(c) None of the Parent, the Borrower or their Subsidiaries will generate, use, treat, store, Release or dispose of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by such Person or transport or arrange for transport of Hazardous Materials to or from any such Real Property other than in compliance in all material respects with applicable Environmental Laws and in the ordinary course of business, except to the extent that such compliance (or any asserted non-compliance) with is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such contest could not reasonably be expected to have a Material Adverse Effect (taking into account such reserves and insurance coverage therefor).

(d) If required to do so under any applicable order issued under any Environmental Law by any Governmental Authority, the Borrower will undertake, and the Borrower will cause each of its Subsidiaries to cause to occur or to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

Section 6.08 Additional Guarantors.

The Borrower will notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) deliver to the Administrative Agent items of the types referred to for each of the initial Credit Parties pursuant to Sections 4.01(d), (e), (f) and (g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.09 Pledged Assets.

(a) Equity Interests. The Credit Parties will cause (A) all of the issued and outstanding Equity Interests of the Borrower (other than Permitted Management Equity Interests), (B) all of the issued and outstanding Equity Interests of each Domestic Subsidiary, (C) all of the issued and outstanding Equity Interests of the Joint Venture held or owned directly or directly by the Credit Parties and (D) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of combined voting power of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary, in each case to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

(b) Other Assets. Each Credit Party will (i) cause all of its owned Real Property and personal property that is Collateral to be subject at all times (except as expressly contemplated or otherwise not required by the Loan Documents) to first priority, perfected and, in the case of Real Property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of this Agreement and the Collateral Documents or, with respect to any property acquired after the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) except as expressly contemplated or otherwise not required by the Loan Documents, deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered for each of the initial Credit Parties pursuant to Section 4.01, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.10 Senior Debt.

Each Credit Party will designate all Obligations as “Senior Debt,” “Designated Senior Indebtedness,” “Superior Indebtedness” (or any comparable term) under, and defined in, the documentation governing any Subordinated Indebtedness of such Credit Party.

Section 6.11 Maintenance of Properties.

Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use a standard of care consistent with prudent industry standards in the operation and maintenance of its facilities.

Section 6.12 Further Assurances.

Each Credit Party will, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document (as mutually agreed by the parties) or in the execution, acknowledgment, filing or recordation of any Loan Document.

Section 6.13 Use of Proceeds.

The Borrower will use the proceeds of the Credit Events (a) on the Closing Date to finance in part the Transaction, to refinance existing Indebtedness of the Borrower and its Subsidiaries, and to pay fees and expenses incurred in connection with the Transaction and the transactions under this Agreement, (b) thereafter for general corporate purposes not in contravention of any Law or of any Loan Document; provided, however, that the proceeds of Delayed Draw Term Loan shall be used to finance in part the Gopher Acquisition and to pay fees and expenses incurred in connection with the Gopher Acquisition.

Section 6.14 Interest Rate Hedging.

Within 90 days following the Closing Date, and continuing until the third anniversary thereof, the Borrower shall obtain and maintain protection against fluctuations in interest rates pursuant to one or more Interest Rate Protection Agreements such that at least 50% of total Indebtedness represented by the Term Loan shall effectively bear interest at a fixed rate.

Section 6.15 Further Assurances Regarding Motor Vehicles.

The Borrower will:

(i) within 90 days of the Closing Date (or with respect to Gopher, the Gopher Effective Date), with respect to titles held by the Acquired Companies, cause the Acquired Companies to deliver to the Administrative Agent a certificate of title with respect to each Material Vehicle listed on Schedule 5.08(g), to the extent not previously delivered to the Administrative Agent;

(ii) within 30 days following any Credit Party’s receipt of any certificates of title relating to any Material Vehicle acquired by any Credit Party after the Closing Date (or with respect to Gopher, the Gopher Effective Date), and/or with respect to which any Credit Party takes possession following a payoff and termination of any applicable financing related thereto, cause such Credit Party to deliver such certificates of title to the Administrative Agent;

(iii) within 60 days after the Closing Date with respect to the vehicles set forth on Schedule 6.15, cause such Credit Party to deliver such certificates of title to the Administrative Agent;

(iv) not permit any Credit Party to maintain the location of record or register any Material Vehicle in any state that does not issue certificates of title therefore unless such Material Vehicle is otherwise subject to a first priority, perfected Lien in favor of the Administrative Agent; and

(v) upon a Credit Party changing the location of record of or otherwise permanently removing any Material Vehicle to a state other than the state that issued the original certificate of title therefor (unless such Credit Party would not, pursuant to its ordinary business practice, re-register such Material Vehicle), or upon the occurrence of any event or condition requiring the re-registration of any certificate of title (unless such Credit Party would not, pursuant to its ordinary business practice, re-register such Material Vehicle), cause such Credit Party to promptly, and in any case within 45 days, (A) re-register such Material Vehicle in such new location or otherwise in accordance with applicable state law, and (B) deliver the new certificate of title therefor to the Administrative Agent.

Section 6.16 Additional Agreements.

The Parent and the Borrower will use commercially reasonable efforts to keep in full force and effect the Related Documents, in accordance with its terms, and will diligently pursue all rights and remedies of the Parent and/or the Borrower thereunder.

Section 6.17 Further Assurances Regarding Real Estate.

On or before forty-five (or with respect to the Hawkeye Companies, ninety) days after the Closing Date (or with respect to Gopher, the Gopher Effective Date), the Administrative Agent shall have received the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(a) fully executed and notarized mortgages, deeds of trust, trust deeds or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a “Mortgage” and collectively the “Mortgages”) encumbering the fee interest of any Credit Party in each of the Real Properties identified on Schedule 5.08(c), excluding Real Properties that are transferred to the Joint Venture or its Subsidiaries pursuant to the Joint Venture Contribution (in accordance with Section 4.04) prior to the date that is forty-five days after the Closing Date (each a “Mortgaged Property” and collectively the “Mortgaged Properties”);

(b) maps or plats of an as built survey of the sites of the Real Property covered by the Mortgages certified to the Administrative Agent and the title insurance company issuing the policies referred to in Section 6.17(c) (the “Title Insurance Company”) in a manner and in form reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor (or civil engineer), which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy;

(c) fully paid American Land Title Association (or, if applicable, Texas Land Title Association) Lender’s Extended Coverage title insurance policies issued by a title company acceptable to the Administrative Agent (the “Mortgage Policies”) with respect to each Mortgaged Property, assuring the Administrative Agent that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent; and

(d) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as additional loss payee on behalf of the Lenders.]

Section 6.18 Collateral Consents.

With respect to any tangible personal property Collateral (other than motor vehicles covered by a certificate of title or any tangible personal property located at a Temporary Staging Site) owned by any Credit Party which the Borrower reasonably estimates has a net book value of more than $2,000,000 as of the Closing Date and which is either (i) located at a premises leased by a Credit Party or (ii) is in the possession or control of a warehouseman, bailee or any agent or processor of a Credit Party, the Borrower will use commercially reasonable efforts to obtain such estoppel letters, bailee letters, consents and waivers from the landlords on such Real Property, such warehouseman, bailee, agent or processor, as applicable, as may be reasonably be required by the Administrative Agent. If the Borrower, using commercially reasonable efforts for a period of 45 days after the Closing Date (or with respect to Gopher, the Gopher Effective Date) is unable to obtain any of the letters, consents and waivers requested by Administrative Agent from any such Person, the Borrower shall have no further obligation to pursue or obtain such letters, consents and waivers from such Person.

Section 6.19 Debt Ratings.

The Borrower will use commercially reasonable efforts to maintain (i) for the Borrower, a corporate rating from S&P and a corporate family rating from Moody’s and (b) a debt rating for the Credit Facility from each of S&P and Moody’s.

Section 6.20 Ownership of Joint Venture.

The Borrower will obtain the prior written consent of the Required Lenders prior to each transfer or assignment by any Credit Party of any of the Equity Interests in the Joint Venture.

Section 6.21 Inter-Agent Documents.

The Credit Parties shall deliver on or prior to the Joint Venture Effective Date and update thereafter upon the reasonable request of the Administrative Agent an acknowledgment signature page to the Inter-Agent Agreement and each document contemplated to be delivered pursuant thereto, including without limitation any documents necessary to permit the Administrative Agent to redirect the distributions to be paid to the Joint Venture GP and the Joint Venture LP pursuant to the Joint Venture Partnership Agreement or to exercise rights of each InfrastruX Director.

Section 6.22 Incorporation of Covenants and Events of Default.

The Credit Parties agree that upon the maturity, termination or replacement of the Joint Venture Credit Agreement, the covenants and events of default in the Joint Venture Credit Agreement shall be incorporated herein as follows. Reference is made to the Joint Venture Credit Agreement and the covenants contained in Articles VI and VII of the Joint Venture Credit Agreement immediately prior to the maturity, termination or replacement of the Joint Venture Credit Agreement (hereinafter referred to as the “Incorporated Covenants”) and the Events of Default contained in Article VIII of the Joint Venture Credit Agreement immediately prior to the maturity, termination or replacement of the Joint Venture Credit Agreement (hereinafter referred to as the “Incorporated Defaults”). The Borrower agrees with the Administrative Agent and the Lenders that the Incorporated Covenants and the Incorporated Defaults (and all other relevant provisions of the Joint Venture Credit Agreement related thereto, including without limitation the defined terms contained in Article I thereof which are used in the Incorporated Covenants and the Incorporated Defaults as such provisions are in effect immediately prior to the maturity, termination or replacement of the Joint Venture Credit Agreement, hereinafter referred to as the “Additional Incorporated Terms”) are hereby incorporated by reference into this Credit Agreement to the same extent and with the same effect as if set forth fully herein and shall inure to the benefit of the Administrative Agent and the Lenders, without giving effect to any future waiver, amendment, modification or replacement of the Joint Venture Credit Agreement or any term or provision of the Incorporated Covenants and Incorporated Defaults occurring subsequent to the date upon which such provisions are deemed to be incorporated into this Credit Agreement, except as waived, amended or modified pursuant to Section 11.12 hereof. For purposes of this Section 6.22, references to “Lender”, “Lenders”, “Administrative Agent”, “Required Lenders” shall be interpreted as such terms are defined herein, mutatis mutandis.

Section 6.23 CableCure Consent.

The Borrower shall use commercially reasonable efforts to deliver within forty-five (45) days after the Closing Date, a consent, with respect to the CableCure License, from the applicable licensor substantially in the form of Exhibit G or otherwise in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower and the other Credit Parties each hereby covenants and agrees that on the Closing Date and thereafter, so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents (other than contingent indemnification obligations), have been paid in full, as follows, in each case subject to Section 7.13 (b) and (c):

Section 7.01 Changes in Business. (a) None of the Credit Parties nor any of their Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, such would result in the Borrower and its Subsidiaries, being engaged in a business that would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Closing Date (or with respect to Gopher, the Gopher Effective Date), and (b) none of the Credit Parties nor any of their Subsidiaries will consent to any change or material modification of the general nature of the business, taken on a consolidated basis, that would be substantially changed from the general nature of the business engaged in by the Joint Venture and its Subsidiaries on the Joint Venture Effective Date.

Section 7.02 Consolidation, Merger, Asset Sales, etc.

No Credit Party will, nor will it permit any Subsidiary to, dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets except the following, without duplication, shall be expressly permitted:

(a) the sale, transfer, lease or other disposition of (i) inventory and materials in the ordinary course of business, and (ii) any asset or property that is obsolete, worn out or no longer used or useful in the conduct of such Person’s business;

(b) the disposition of property or assets as a direct result of a Recovery Event, so long as the Net Cash Proceeds therefrom are used to prepay the Loans or to replace such machinery, parts and equipment or to purchase or otherwise acquire assets or property within 180 days of receipt of the net proceeds in accordance with the terms of Section 2.13(b)(v);

(c) the sale, lease or transfer of property or assets between the Borrower and any Guarantor (other than the Parent);

(d) the sale, lease or transfer of property or assets from a Credit Party other than the Borrower to another Credit Party (other than the Parent);

(e) Joint Venture Contribution in accordance with Section 4.04;

(f) other Asset Sales; provided that: (i) the net book value of all such assets sold or otherwise disposed of in any such transactions shall not exceed $5,000,000 in the aggregate in any fiscal year, (ii) at least 75% of the consideration received therefor by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.02(f) and (iv) the Net Cash Proceeds therefrom are used to repay the Loans or to acquire assets used in the business of the Borrower and its Subsidiaries in accordance with the terms of Sections 2.13(b)(v) and (xii);

(g) the merger or consolidation of a Credit Party (other than the Parent) with and into another Credit Party (other than the Parent); provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation;

(h) any Subsidiary of the Borrower may dissolve or liquidate, provided that (i) if such Subsidiary is a Credit Party, the assets and property of such Subsidiary are transferred to a Credit Party, and (ii) such action could not reasonably be expected to have a Material Adverse Effect; and

(i) the sale of property pursuant to the InterCon Directional Drilling Transaction; provided that (i) at least 75% of the consideration received therefor by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents, and (ii) the Net Cash Proceeds therefrom are used to repay the Loans or to acquire assets used in the business of the Borrower and its Subsidiaries in accordance with the terms of Section 2.13(b)(ii) and (xii).

Section 7.03 Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Borrower or any such Subsidiary whether now owned or hereafter acquired, except:

(a) Liens pursuant to any Loan Document;

(b) Liens existing as of the Closing Date (or with respect to Gopher, the Gopher Effective Date) and listed on Schedule 7.03(b) and any renewals or extensions thereof, provided that (i) the property (or, in the case of fungible property, any replacement thereof) covered thereby is not changed (except as contemplated by Section 7.02(b) or Section 2.13(b)(v)), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.04(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.04(b);

(c) Liens for taxes, assessments or other governmental charges, fines or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being diligently disputed prior to the commencement of any action to enforce or foreclose on such Lien and after commencement of any action to enforce or foreclose on such Lien, contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) easements, rights of way, restrictions (including zoning restrictions) and other encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially diminish the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person or which are otherwise listed as an exception to a title insurance policy (i) on a Mortgaged Property that has been delivered to and accepted by the Administrative Agent or (ii) any other Real Property of such Person that is not Collateral;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) Liens securing Indebtedness permitted under Section 7.04(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (ii) the Indebtedness secured thereby did not exceed the cost or fair market value, of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within 90 days after the acquisition thereof;

(j) any interest of title of a lessor under, and Liens arising from or evidenced by UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k) any restrictions or conditions on the transfer of Equity Interests in the Joint Venture as set forth in the Joint Venture Partnership Agreement, including Section 8 thereof, as such Joint Venture Partnership Agreement is amended by the Joint Venture Amendment;

(l) [Intentionally omitted];

(m) any Lien existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date that exists prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect to (i) the capitalization of interest and (ii) the capitalization of any prepayment premiums payable in respect of the obligations so extended, renewed or replaced, and (iv) the Indebtedness secured thereby is permitted under Section 7.04;

(n) customary rights of set-off, revocation, refund or chargeback under deposit agreements of banks or other financial institutions where the Borrower or any Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(p) Liens other than those set forth in (a) – (o) of this Section 7.03 securing Indebtedness permitted by Section 7.04 and not in excess of $1,000,000, in the aggregate.

Section 7.04 Indebtedness.

The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date (or with respect to Gopher, the Gopher Effective Date) and listed on Schedule 7.04(b) and any renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended; provided, for the avoidance of doubt, Indebtedness listed on Schedule 7.04(b) that constitutes Capital Leases or purchase money Indebtedness for fixed or capital assets shall be included in the calculation of the aggregate amount of Indebtedness for purposes of Section 7.04(e);

(c) Indebtedness of a Subsidiary owed to the Borrower or a Subsidiary, which Indebtedness shall (i) in the case of Indebtedness owed to a Credit Party, constitute Collateral under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.05;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Agreement does not contain any provision exonerating the non defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of Capital Leases and purchase money Indebtedness for fixed or capital assets within the limitations set forth in Section 7.03(i); provided that (i) the aggregate amount of all such Indebtedness permitted under this Section 7.04(e) shall not exceed $30,000,000 at any one time outstanding prior to the Joint Venture Contribution and $12,500,000 at any one time outstanding after the Joint Venture Contribution, provided, in each case, all Indebtedness listed in Schedule 7.04(b) that constitutes either Capital Leases or purchase money Indebtedness for fixed or capital assets shall be included in the determination of compliance with the above-referenced limits; (ii) such Indebtedness when incurred shall not exceed the purchase price or value of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary;

(g) [Intentionally Omitted];

(h) Indebtedness in the form of surety bonds, performance bonds and other similar obligations (“Surety Bonds”) with an aggregate principal amount available to be paid thereunder taking into account work completed to date not to exceed at any time outstanding (i) $200,000,000 prior to the Joint Venture Effective Date and (ii) $100,000,000 on and after the Joint Venture Effective Date; provided that all Surety Bonds must be subject to the terms of the Surety Intercreditor Agreement;

(i) Indebtedness (other than Indebtedness incurred pursuant to the Delayed Draw Term Loan for the Gopher Acquisition) of any Person that becomes a Subsidiary after the Closing Date pursuant to a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $5,000,000 with respect to any single Permitted Acquisition or $10,000,000 in the aggregate at any time outstanding;

(j) Indebtedness that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations (including earnout obligations and obligations under non-competition or similar agreements which are in the nature of deferred compensation) in connection with the purchase or disposition of assets effected in accordance with the requirements of this Agreement; and

(k) other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that (i) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to any Credit Party or its Subsidiaries that, when taken as a whole, are more restrictive than the covenants and default provisions contained in the Loan Documents, and (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of the Borrower and its Subsidiaries on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.07.

Section 7.05 Investments.

The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or commit to make any Investment, except:

(a) Investments held in the form of Cash Equivalents;

(b) Investments consisting of advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by the Borrower and its Subsidiaries in Credit Parties (other than the Parent);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.04(f);

(f) Investments existing as of the Closing Date (in addition to those referred to in Section 7.05(c)(i)), or with respect to Gopher, the Gopher Effective Date and, in each case, set forth in Schedule 5.08(e), as of the applicable date;

(g) Investments by the Borrower in Swap Agreements permitted under Section 7.04(d);

(h) any reinvestment of the proceeds of any Recovery Event and/or Asset Sale as contemplated by Section 7.02, and Investments consisting of promissory notes and other non-cash consideration received in connection with Asset Sales to the extent permitted by Section 7.02;

(i) Investments consisting of an Acquisition (other than the Gopher Acquisition) by the Borrower or any Subsidiary; provided that:

(i) Same or Similar Line of Business. The property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

(ii) Guaranty and Collateral Requirements. The Administrative Agent shall have received all items, including in respect of the Equity Interests or property acquired in such Acquisition and/or in respect of any Subsidiary that is formed to effect such Acquisition, required to be delivered by the terms of Section 6.08 and/or Section 6.09;

(iii) Non-Hostile. In the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

(iv) Pro Forma Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, (A) the Credit Parties would be in compliance with the financial covenants set forth in Section 7.07 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, and (B) such Acquisition shall have a positive effect on Consolidated EBITDA;

(v) Continued Accuracy of Representations and Warranties. The representations and warranties made by the Credit Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

(vi) Partnership Interests. If such transaction involves the purchase of an interest in a partnership between the Borrower or a Subsidiary as a general partner and entities unaffiliated with such Person as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate or limited liability holding company directly or indirectly wholly owned by the Borrower formed for the purpose of effecting such transaction;

(vii) Minimum Availability. After giving effect to such Acquisition, there shall be at least $20,000,000 of availability existing under the Total Revolving Commitment; and

(viii) Aggregate Consideration. The aggregate consideration (including cash and non cash consideration, any assumption of Indebtedness and any earn out payments, but excluding consideration consisting of (A) any Equity Interests of the Parent issued to the seller of the Equity Interests or property acquired in such Acquisition, (B) the proceeds of any Equity Issuance by the Parent consummated subsequent to the Closing Date (including specifically any Equity Issuance to the Sponsor in connection with additional capital contributions made by the Sponsor to fund such Acquisition) and (C) the proceeds of any Asset Sale and/or Recovery Event consummated/occurring subsequent to the Closing Date) paid by the Borrower and its Subsidiaries for all such Acquisitions occurring after the Closing Date shall not exceed $10,000,000;

(j) the Gopher Acquisition;

(k) the Joint Venture Contribution contemplated as part of the Joint Venture Transaction ; and

(l) other Investments not exceeding $2,500,000 in the aggregate in any fiscal year of the Borrower and its Subsidiaries.

Section 7.06 Restricted Payments.

The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments (directly or indirectly) to any Credit Party (other than the Parent);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and

(c) one or more dividends of up to $50,000,000, in the aggregate, to be paid from the Cumulative Retained Excess Cash Flow after making all required prepayments related to Excess Cash Flow with respect to the applicable fiscal year provided, (i) no Default or Event of Default has occurred and is continuing or would be caused by such dividend contemplated in this Section 7.06(c), (ii) the Total Leverage Ratio with respect to the most recent fiscal quarter measured on a Pro Forma Basis to take into account the dividend contemplated in this Section 7.06(c) and all required prepayments pursuant Section 2.13(b)(iv) for such fiscal year (or portion thereof) is not greater than 4.00:1.00 and (iii) on the date such dividend is to be paid, the sum of the cash of the Borrower and its consolidated Subsidiaries and Total Revolving Commitments shall exceed, on a Pro Forma Basis (taking into account the dividend contemplated in this Section 7.06(c) and all required prepayments pursuant to Section 2.13(iv)), the Revolving Facility Exposure by at least $25,000,000; provided, the Borrower shall be permitted upon delivery of the reporting requirements of Sections 6.01(a), (c), (d) and (l)(i) and such other information reasonably requested by the Administrative Agent to determine the Cumulative Retained Excess Cash Flow with respect to the period commencing with the Closing Date through and including December 31, 2006 to pay a dividend in accordance with the provisions of this Section 7.06(c) and all required prepayments pursuant Section 2.13(b)(iv).

Section 7.07 Financial Covenants.

(a) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the end of any fiscal quarter of the Borrower and its Subsidiaries (i) prior to the Joint Venture Effective Date, to be greater than the ratio set forth below opposite such period:

Four fiscal quarters ending	Maximum Total Leverage Ratio
December 31, 2006	5.10:1.00
March 31, 2007	5.10:1.00
June 30, 2007	5.10:1.00
September 30, 2007	5.10:1.00
December 31, 2007	4.25:1.00
March 31, 2008	4.20:1.00
June 30, 2008	4.20:1.00
September 30, 2008	4.20:1.00
December 31, 2008	3.65:1.00
March 31, 2009	3.35:1.00
June 30, 2009	3.35:1.00
September 30, 2009	3.35:1.00
December 31, 2009	3.10:1.00
March 31, 2010	2.85:1.00
June 30, 2010	2.85:1.00
September 30, 2010	2.85:1.00
December 31, 2010	2.70:1.00
March 31, 2011	2.60:1.00
June 30, 2011	2.60:1.00
September 30, 2011	2.60:1.00
December 31, 2011	2.60:1.00
March 31, 2012	2.60:1.00
June 30, 2012	2.60:1.00
September 30, 2012	2.60:1.00
December 31, 2012	2.60:1.00

and (ii) on and after the Joint Venture Effective Date, to be greater than the ratio set forth below opposite such period:

Four fiscal quarters ending	Maximum Total Leverage Ratio
December 31, 2006	5.25 : 1.00
March 31, 2007	5.25 : 1.00
June 30, 2007	5.25 : 1.00
September 30, 2007	5.25 : 1.00
December 31, 2007	4.50 : 1.00
March 31, 2008	3.85 : 1.00
June 30, 2008	3.85 : 1.00
September 30, 2008	3.85 : 1.00
December 31, 2008	3.35 : 1.00
March 31, 2009	3.10 : 1.00
June 30, 2009	3.10 : 1.00
September 30, 2009	3.10 : 1.00
December 31, 2009	2.85 : 1.00
March 31, 2010	2.45 : 1.00

Four fiscal quarters ending	Maximum Total Leverage Ratio
June 30, 2010	2.45 : 1.00
September 30, 2010	2.45 : 1.00
December 31, 2010	2.00 : 1.00
March 31, 2011	2.00 : 1.00
June 30, 2011	2.00 : 1.00
September 30, 2011	2.00 : 1.00
December 31, 2011	2.00 : 1.00
March 31, 2012	2.00 : 1.00
June 30, 2012	2.00 : 1.00
September 30, 2012	2.00 : 1.00
December 31, 2012	2.00 : 1.00

(b) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower and its Subsidiaries (i) prior to the Joint Venture Effective Date, to be less than the ratio set forth below opposite such period:

Four fiscal quarters ending	Minimum Interest Coverage Ratio
December 31, 2006	2.40:1.00
March 31, 2007	2.40:1.00
June 30, 2007	2.40:1.00
September 30, 2007	2.40:1.00
December 31, 2007	2.40:1.00
March 31, 2008	2.40:1.00
June 30, 2008	2.65:1.00
September 30, 2008	2.65:1.00
December 31, 2008	2.65:1.00
March 31, 2009	2.90:1.00
June 30, 2009	2.90:1.00
September 30, 2009	2.90:1.00
December 31, 2009	2.90:1.00
March 31, 2010	3.40:1.00
June 30, 2010	3.40:1.00
September 30, 2010	3.40:1.00
December 31, 2010	3.40:1.00
March 31, 2011	3.90:1.00
June 30, 2011	3.90:1.00
September 30, 2011	3.90:1.00
December 31, 2011	3.90:1.00
March 31, 2012	3.90:1.00
June 30, 2012	3.90:1.00
September 30, 2012	3.90:1.00
December 31, 2012	3.90:1.00

and (ii) on and after the Joint Venture Effective Date, to be less than the ratio set forth below opposite such period:

Four fiscal quarters ending	Minimum Interest Coverage Ratio
December 31, 2006	1.85 : 1.00
March 31, 2007	2.00 : 1.00
June 30, 2007	2.00 : 1.00
September 30, 2007	2.00 : 1.00
December 31, 2007	2.15 : 1.00
March 31, 2008	2.45 : 1.00
June 30, 2008	2.60 : 1.00
September 30, 2008	2.70 : 1.00
December 31, 2008	2.90 : 1.00
March 31, 2009	3.10 : 1.00
June 30, 2009	3.10 : 1.00
September 30, 2009	3.10 : 1.00
December 31, 2009	3.10 : 1.00
March 31, 2010	4.50 : 1.00
June 30, 2010	4.50 : 1.00
September 30, 2010	4.50 : 1.00
December 31, 2010	4.50 : 1.00
March 31, 2011	5.00 : 1.00
June 30, 2011	5.00 : 1.00
September 30, 2011	5.00 : 1.00
December 31, 2011	5.00 : 1.00
March 31, 2012	5.00 : 1.00
June 30, 2012	5.00 : 1.00
September 30, 2012	5.00 : 1.00
December 31, 2012	5.00 : 1.00

Section 7.08 Burdensome Agreements.

The Borrower will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower, the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred by the Borrower, the Parent or any Subsidiary and provided in favor of any holder of Indebtedness permitted under Section 7.04(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 7.09 Transactions with Affiliates

The Borrower will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Credit Party other than the Parent, (b) transfers of cash and assets to any Credit Party other than the Parent, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.04, Section 7.05 or Section 7.06, (d) normal compensation and reimbursement of expenses of officers and directors, (e) so long as no Default or Event of Default shall have occurred and be continuing, payments by the Borrower to Tenaska Capital Management, LLC under the Management Agreement in an aggregate amount not to exceed in any fiscal year ending (i) prior to the Joint Venture Effective Date, (A) $2,000,000 or (B) $3,000,000 (in each case including payments made in such fiscal year prior to the Closing Date) with respect to any fiscal year that is subsequent to a fiscal year in which the Total Leverage Ratio was 3.5 to 1.0 or less as established by the Required Financial Information for such fiscal year or (ii) after the Joint Venture Effective Date, $2,000,000, provided after giving effect to the payment contemplated by this Section 7.09(e)(ii), the Borrower shall have availability existing under the Total Revolving Commitment of at least $35,000,000; (f) the Joint Venture Contribution in accordance with Section 4.04, (g) those certain leases and subleases with Affiliates of William J. Haugland for properties located in Hauppauge, Yaphank and Patchogue, New York, and Springfield, Massachusetts each in the form in effect as of the Closing Date without giving effect to amendments or modifications thereto except with the consent of the Administrative Agent or otherwise in accordance with the Loan Documents and in all events excluding ministerial changes and renewals at market rates; (h) agreements by Hawkeye, L.L.C. for the provision of certain services to Hawkeye Energy Greenport, LLC in the form in effect as of the Closing Date without giving effect to amendments or modifications thereto except with the consent of the Administrative Agent or otherwise in accordance with the Loan Documents and in all events excluding ministerial changes and renewals at market rates; (i) payments made with respect to the acquisition of the Hawkeye Companies pursuant to earnout agreements (or obligations under non-competition or similar agreements which are in the nature of deferred compensation); and (j) other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms length transaction with a Person other than an officer, director or Affiliate.

Section 7.10 Anti-Terrorism Laws.

No Credit Party or any of its Subsidiaries shall be in violation of any Anti-Terrorism Laws or be named on any list of any government agency promulgated in connection therewith (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or Issuing Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

Section 7.11 Prepayment, Amendment of other Indebtedness, Etc.

The Borrower will not, and will not permit any Subsidiary to:

(a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness under the Loan Documents or the Management Agreement) if such amendment or modification would add or change any terms in a manner adverse to such Person, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (ii) make (or give any notice with respect thereto) any voluntary, optional or other non-

scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Person (other than Indebtedness under the Loan Documents or the Management Agreement) (in each case, whether or not mandatory); or

(b) (i) amend or modify the subordination provisions of the Management Agreement or (ii) make any other amendment or modification to such document in a manner adverse to the Administrative Agent and the Lenders.

(c) make any payment or prepayment of principal of, or premium or interest on, any Indebtedness held by any of the Sponsor or any of its Affiliates (other than the Borrower and its Subsidiaries).

Section 7.12 Capital Expenditures.

(a) The Borrower will not permit Consolidated Capital Expenditures (i) for any fiscal year prior to the Joint Venture Effective Date (excluding the fiscal year of the Joint Venture Effective Date) to exceed the following amounts (A) $30,000,000 for fiscal year ending December 31, 2006; (B) $35,000,000 for fiscal years ending December 31, 2007 and December 31, 2008; (C) $40,000,000 for fiscal year ending December 31, 2009 and (D) $45,000,000 for each fiscal year thereafter; (ii) for any fiscal year in which the Joint Venture Effective Date occurs and thereafter to exceed the following amounts (A) $2,500,000 for each fiscal year ending December 31, 2006; (B) $7,500,000 for fiscal year ending December 31, 2007; (C) $10,000,000 for fiscal year ending December 31, 2008 and (D) $12,500,000 for each fiscal year thereafter; provided, however, in each case, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of the unused amount of Consolidated Capital Expenditures for any fiscal year, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above. With respect to the fiscal year in which the Joint Venture Effective Date occurs, the Consolidated Capital Expenditures will be calculated on a Pro Forma Basis to exclude the InfrastruX Capital Expenditures.

(b) In addition to Section 7.12(a), on and after the Joint Venture Effective Date, the Borrower will not permit InfrastruX Capital Expenditures for any fiscal year to exceed the following amounts, (i) $6,250,000 for fiscal year ending December 31, 2006; (ii) $25,000,000 for fiscal years ending December 31, 2007 and December 31, 2008; (iii) $27,500,000 for fiscal year ending December 31, 2009 and (iv) $20,000,000 for each fiscal year thereafter; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of the unused amount of InfrastruX Capital Expenditures for any fiscal year, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above. With respect to the fiscal year in which the Joint Venture Effective Date occurs, the InfrastruX Capital Expenditures will be calculated on a Pro Forma Basis.

Section 7.13 Ownership of Subsidiaries; Limitations on Parent and Certain Subsidiaries.

(a) The Borrower shall not (i) permit any Person (other than the Borrower or any wholly owned Subsidiary) to own any Equity Interests of any Subsidiary, except (A) to qualify directors where required by applicable law or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 7.02, (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests or (iii) permit, create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

(b) The Borrower shall not and shall not permit any Subsidiary to transfer, assign or otherwise dispose of any Equity Interest in the Joint Venture in an manner that would limit the transferee’s or assignee’s ability to fully participate in the Joint Venture, including without limitation the ability to request and receive information or distributions or to appoint and remove directors with respect to the Joint Venture.

(c) Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Parent shall not (i) hold any assets other than the Equity Interests of the Borrower (it being understood and agreed that any indemnification payments, purchase price adjustments or other payments received by the Parent (or any insurance policy related thereto providing for payments to the Parent) shall be promptly contributed to the Borrower), (ii) have any liabilities other than (A) the liabilities under the Loan Documents, (B) tax liabilities in the ordinary course of business, (C) loans, advances, other extensions of credit or Guarantees permitted under Section 7.05 and (D) corporate, administrative and operating expenses in the ordinary course of business, (iii) engage in any business other than (A) owning the Equity Interests of the Borrower and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party or (iv) grant or suffer to exist a Lien on any of its property in favor of any Person, except pursuant to the Loan Documents.

(d) Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, neither the Joint Venture GP nor the Joint Venture LP shall (i) hold any assets other than the Equity Interests of the Joint Venture (it being understood and agreed that any distributions received by either the Joint Venture GP or the Joint Venture LP shall be promptly contributed to the Borrower), (ii) have any liabilities other than (A) the liabilities under the Loan Documents and liabilities attributable to Joint Venture GP as a result of its capacity as a general partner of the Joint Venture, (B) tax liabilities in the ordinary course of business, (C) loans, advances, other extensions of credit or Guarantees permitted under Section 7.05 and (D) corporate, administrative and operating expenses in the ordinary course of business, (iii) engage in any business other than (A) owning the Equity Interests of the Joint Venture and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party or (iv) grant or suffer to exist a Lien on any of its property in favor of any Person, except pursuant to the Loan Documents.

Section 7.14 Organizational Documents; Fiscal Year.

No Credit Party will, nor will it permit any Subsidiary to (a) amend, modify or change its Organizational Documents in a manner adverse to the Lenders, (b) make any change in accounting polices or reporting practices, except as required by GAAP, or (c) change its fiscal year.

Section 7.15 Sale Leasebacks.

The Borrower will not, and will not permit any Subsidiary to, enter into any Sale Leaseback Transaction; provided, however, the foregoing shall not prohibit the any Sale Leaseback Transaction already in place with a Subsidiary that is acquired after the Closing Date pursuant to any Permitted Acquisition; provided that such Sale Leaseback Transaction is not effected in contemplation of or in connection with such acquisition.

Section 7.16 Amendment of Related Documents, Material Agreements, Material Joint Venture Documents and Joint Venture Credit Agreement.

(a) The Credit Parties will not, and will not permit any Subsidiary to (i) cancel or terminate any Related Document or Material Agreement, or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any term or condition of any Related Document or Material Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or any breach of any term or condition of any Related Document or Material Agreement, or (iv) take any other action in connection with any Related Document or Material Agreement that would impair the value of the interest or rights of any Credit Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender.

(b) Without the prior written consent of the Administrative Agent, the Credit Parties will not, will not permit any Subsidiary to, and will not permit any InfrastruX Director to consent to or approve the following or fail to take any corporate, partnership, voting or approval or similar action available to them pursuant to any Material Joint Venture Document to prevent (i) any cancellation or termination of any Material Joint Venture Document, (ii) any amendment, modification, consent or waiver of any term or condition of the Joint Venture Partnership Agreement or give any consent, waiver or approval thereunder with respect to the terms of the Joint Venture Partnership Agreement or any other Material Joint Venture Document, (iii) any amendment, modification, consent or waiver of any term or condition of any Material Joint Venture Document or give any consent, waiver or approval thereunder with respect to the terms of the Joint Venture Partnership Agreement or any other Material Joint Venture Document that either (A) is materially adverse to or impairs the rights or interests of the Administrative Agent or the Lenders or (B) results in a Joint Venture Material Adverse Effect, (iv) any waiver of any default under or any breach of any term or condition of any Material Joint Venture Document that either (A) is materially adverse to or impairs the rights or interests of the Administrative Agent or the Lenders or (B) results in a Joint Venture Material Adverse Effect, or (v) the taking of any other action which could reasonably be expected to breach, violate or limit the rights under any Material Joint Venture Document that either (A) is materially adverse to or impairs the rights or interests of the Administrative Agent or the Lenders or (B) results in a Joint Venture Material Adverse Effect.

(c) Without the prior written consent of the Administrative Agent, the Credit Parties will not permit the Joint Venture or any of its Subsidiaries or any InfrastruX Director to consent to, execute or accept any amendment, modification, consent or waiver of (i) Sections 7.02, 7.03, 7.04, 7.06, 7.08 or 8.01(j) of the Joint Venture Credit Agreement, including without limitation any terms or provisions (including without limitation defined terms) used or referenced in any such Sections or (ii) any provisions of the Joint Venture Loan Documents (including replacement or successor provisions to those set forth in Section 7.16(c)(i)) that restrict the Joint Venture Parties’ ability to consolidate, merger or dispose of substantially all of their assets; incur Liens or Indebtedness; make Restricted Payments; enter into any Contractual Obligation (other than the Material Joint Venture Documents and the Joint Venture Loan Documents each in the form entered into as of the Joint Venture Effective Date) that limits the Joint Venture Parties’ ability to guarantee Indebtedness of the Credit Parties or grant Liens to secure Indebtedness of the Credit Parties (without granting Liens to other Persons) or changes in the control of the Equity Interests issued by them.

Section 7.17 Use of Proceeds.

No Credit Party or any of it Subsidiaries will use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: The Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unreimbursed Drawing; or (ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans, any Fees or any other Obligations (other than Obligations under Swap Agreements with Secured Swap Providers); or

(b) Representations, etc. Any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Covenants: The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.02(b), 6.03, 6.10, 6.20 or 6.21 or Article VII; or

(d) Other Covenants: Any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days; or

(e) Cross Default Under Other Agreements: (i) The Borrower or any of its Subsidiaries shall (A) default in the observance or performance of any obligation under Section 8.10 of the Joint Venture Partnership Agreement, or (B) default in the observance or performance of any obligation under the Joint Venture Partnership Agreement or any other default by the Joint Venture GP or the Joint Venture LP under the Joint Venture Partnership Agreement shall have occurred and be continuing and the Joint Venture GP or the Joint Venture LP shall have received notice of such default from any other owner of an Equity Interest in the Joint Venture or any other Person able to enforce a default pursuant to the Joint Venture Partnership Agreement or any such owner of an Equity Interest or such other Person either shall commence enforcement of its rights regarding such a default or shall take any other similar action with respect to such default; provided that, in the case of a default under subsection (B), if the Joint Venture GP and/or the Joint Venture LP shall not have lost, forfeited or been subject to any impairment, suspension or diminution of any right: to receive any distribution, to vote, to appoint and/or remove directors, to request or receive any information or account of the affairs of the Joint Venture, to transfer interests in the Joint Venture, to manage and control the business and affairs of the Joint Venture, to make all decisions affecting the business and affairs of the Joint Venture and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Joint Venture, or any other rights under the Joint Venture Partnership Agreement, then the Borrower and its Subsidiaries shall have thirty (30) days following receipt of notice from any other owner of

Equity Interests in the Joint Venture or any other Person able to enforce a default pursuant to the Joint Venture Partnership Agreement of the asserted default in which to cure such default after which, such default shall constitute an Event of Default hereunder; (ii) the Joint Venture shall default in the due observance or performance of any of its obligations under the Master Framework Agreement; provided, such default shall not constitute an Event of Default hereunder until 120 days after the occurrence thereof to the extent (A) such default is subject to cure, (B) the Joint Venture has commenced and is diligently using and continuing to use its best efforts to cure such default and (C) TXU ED has not asserted that the failure to cure such default has a material adverse effect on TXU ED, (iii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any Material Agreement or any other Contractual Obligation, if such failure could reasonably be expected to have a Material Adverse Effect, (iv) the Joint Venture Parties shall default in the observance or performance of any Joint Venture Material Agreement, any Joint Venture Material Document, any Joint Venture Loan Document or any other Contractual Obligation, if such failure could reasonably be expected to have a Joint Venture Material Adverse Effect, (v) the Borrower or any of its Subsidiaries shall default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after all applicable grace or cure periods, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (vi) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace or cure periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid in full (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (vii) without limitation of the foregoing clauses, default in any payment obligation under a Swap Agreement with a Secured Swap Provider, and such default shall continue after the applicable grace period, if any, specified in such Swap Agreement or any other agreement or instrument relating thereto; or

(f) Invalidity of Loan Documents: Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations (other than contingent indemnification obligations), ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(g) Judgments: (i) One or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than (i) to the extent covered by the Special Indemnification Agreement and (ii) a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $5,000,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $5,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Insolvency Event: any Insolvency Event shall occur with respect to the Parent, the Borrower, any of the Borrower’s Subsidiaries or the Joint Venture Party; or

(i) ERISA: (i) An ERISA Event occurs which has resulted in or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Change of Control: There occurs a Change of Control;

(k) Joint Venture Credit Agreement. There shall occur an “Event of Default” under and as defined in the Joint Venture Credit Agreement, provided a waiver or forbearance pursuant to the Joint Venture Credit Agreement shall not affect the Event of Default pursuant to this Agreement;

(l) Inter-Agent Agreement. The Inter-Agent Agreement, at any time after its execution and delivery for any reason other than (i) as expressly permitted hereunder (ii) any agreement affecting the Inter-Agent Agreement by each of the parties thereto or (iii) the satisfaction in full of all Obligations, ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force in effect, in whole or in part, for any reason;

(m) Subordination. The subordination provisions of the Management Agreement or any Subordinated Indebtedness (the “Subordination Provisions”) shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness or obligation; or (ii) the Borrower or any other Credit Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable Indebtedness or obligation, or realized from the liquidation of any property of any Credit Party, shall be subject to any of the Subordination Provisions;

(n) Joint Venture Parties - Insurance. Any of the Joint Venture Parties shall fail to, (i) maintain with financially sound and reputable insurance companies not Affiliates of the Credit Parties or the Joint Venture Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in similar geographic locations, of such types and in such amounts (after giving effect to any self-insurance compatible with the standards herein) as are customarily carried under similar circumstances by such other Persons or (ii) maintain insurance, if any, that is available on commercially reasonable terms (as confirmed by an insurance advisor) in the event that insurance meeting the requirements of Section 8.01(n)(i) is not available on commercially reasonable terms (as confirmed by a third-party insurance advisor reasonably acceptable to the Administrative Agent). Any such insurance policies shall provide for less than 30 days’ prior written notice to the Administrative Agent (or applicable certificate holder) of termination, lapse or cancellation of such insurance (other than for non-payment of premium, which shall provide for not less than 10 days’ prior written notice to the Administrative Agent or applicable certificate holder). Any such insurance shall fail to name the Administrative Agent as additional insured with respect to any liability insurance;

(o) Joint Venture Parties – Compliance with Laws. Any of the Joint Venture Parties shall fail for a period of thirty (30) days or more to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities and all contractual obligations in respect of the conduct of its business and the ownership of its property, except to the extent that such compliance (or any asserted non-compliance) is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such proceedings could not reasonably be expected to have a Joint Venture Material Adverse Effect (taking into account such reserves and any insurance coverage therefor);

(p) Joint Venture Parties – Compliance with Environmental Laws. Without limitation of the provisions of Section 8.01(n), any of the Joint Venture Parties shall fail for a period of thirty (30) days or more to:

(i) comply in all material respects, with all Environmental Laws applicable to its or their ownership, lease or use of all Real Property now or hereafter owned, leased or operated by any Joint Venture Party, or otherwise fail to promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance (or any asserted non-compliance) is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such proceedings could not reasonably be expected to have a Joint Venture Material Adverse Effect (taking into account such reserves and any insurance coverage therefor).

(ii) keep or cause to be kept, all Real Property now or hereafter owned by any Joint Venture Party free and clear of any Liens imposed pursuant to Environmental Laws other than Permitted Liens.

(iii) undertake, if required to do so under any applicable order issued under any Environmental Law by any Governmental Authority, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by any Joint Venture Party in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Joint Venture Party is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such proceedings could not reasonably be expected to have a Joint Venture Material Adverse Effect (taking into account such reserves and any insurance coverage therefor);

(q) Joint Venture Parties – Environmental Clean Up. Any Joint Venture Party generates, uses, treats, stores, Releases or disposes of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by such Person or transports or arrange for transport of Hazardous Materials to or from any such Real Property other than in compliance in all material respects with applicable Environmental Laws and in the ordinary course of business, except to the extent that such compliance (or any asserted non-compliance) with is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and the outcome of such contest could not reasonably be expected to have a Joint Venture Material Adverse Effect (taking into account such reserves and insurance coverage therefor);

(r) Joint Venture Parties – Burdensome Agreements. At any time any Joint Venture Party is party to, has entered into or permits to exist any Contractual Obligation (other than Joint Venture Credit Agreement and the Joint Venture Loan Documents, as in effect as of the Joint Venture Effective Date) that (i) limits the ability (A) of any Joint Venture Party to make Restricted Payments to the Borrower or the Subsidiary Guarantors or to otherwise transfer property to or invest in the Borrower or the Subsidiary Guarantors, except for any agreement in effect at the time any Person becomes a Subsidiary of a Joint Venture Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Joint Venture Party, (B) of any Joint Venture Party to Guarantee the Indebtedness of the Borrower or (C) of the any Joint Venture Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (C) shall not prohibit any negative pledge incurred by any Joint Venture Party provided in favor of any holder of Indebtedness permitted under Section 7.04(e) of the Joint Venture Credit Agreement solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

(s) Joint Venture Parties – Electric Utility. The PUC, or another governmental body or court of competent jurisdiction determines that any Joint Venture Party is an “electric utility” (as defined in the Texas Public Utility Regulatory Act, as amended or interpreted pursuant to any official ruling with respect thereto) and such determination is not reversed or overruled within 180 days; provided, such cure period of 180 days shall only be available to the extent the relevant Joint Venture Party uses commercially reasonable efforts to cause such determination to be reversed or overruled, whether by contesting it appropriately, remediating the underlying cause of the determination, or a combination thereof; or

(t) Joint Venture Parties – Competitive Energy Services. Any Joint Venture Party provides to or performs for, in the State of Texas, any third party (including any Affiliate of Joint Venture) any product or service that would constitute a “competitive energy service” as such term is defined in Section 25.341 of the Texas Administrative Code, or that would otherwise cause Joint Venture to be a “competitive affiliate” of TXU or any of its Subsidiaries, as “competitive affiliate” is defined in the Section 25.272 of the Texas Administrative Code, in each case as any such Texas Administrative Code provision is amended or interpreted pursuant to any official ruling with respect thereto and such breach of the Master Framework Agreement is not cured within 10 Business Days after the provision of notice of such default from TXU ED.

Section 8.02 Remedies.

Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unreimbursed Drawings and all other Obligations owing hereunder and/or under any other Loan Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) terminate any Letter of Credit that may be terminated in accordance with its terms; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds.

All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each Issuing Bank, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unreimbursed Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv) fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed Drawings, ratably among the Lenders and each Issuing Bank in proportion to the aggregate of all such amounts, (B) the amounts due to Secured Swap Providers, subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(v) fifth, to the Administrative Agent for the benefit of each Issuing Bank to cash collateralize the Stated Amount of outstanding Letters of Credit;

(vi) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each Issuing Bank, the Swing Line Lender, and the Lenders, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vii) finally, any remaining surplus after all of the Obligations have been paid in full (other than contingent indemnification obligations), to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment.

Each Lender and Issuing Bank hereby irrevocably designates and appoints Credit Suisse to act as Administrative Agent as specified herein and in the other Loan Documents, and each such Lender and Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 9.11, no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party or any of its Subsidiaries.

Section 9.02 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.12 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent

Section 9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other Laws.

Section 9.08 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09 [Intentionally Omitted].

Section 9.10 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.11 Successor Administrative Agent.

The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each Issuing Bank and the Borrower. In addition, in the event that at any time after the Closing Date, Credit Suisse or any Affiliate is not holding any Loan and/or any Commitment, then, at the request of the Borrower, and subject to the approval of the Required Lenders, Credit Suisse shall give such notice of resignation as Administrative Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12 Other Agents.

Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any Collateral held by the Administrative Agent under any Loan Document (i) upon termination of the Total Revolving Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with the Joint Venture Transaction or any Asset Sale permitted hereunder or under any other Loan Document, (iii) owned by a Guarantor upon the release of the Guarantor from its obligations under the Loan Documents pursuant to clause (c) below, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.12;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03;

(c) to release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, including without limitation in connection with the Joint Venture Transaction; and

(d) to enter into and perform its obligations under the Inter-Agent Agreement and the Surety Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.13. In each case as specified in this Section 9.13, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.13.

Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby (i) acknowledges that Credit Suisse is acting under the Inter-Agent Agreement in multiple capacities as the Administrative Agent and the administrative agent under the Joint Venture Credit Agreement and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby authorizes and directs Credit Suisse to enter into the Inter-Agent Agreement on behalf of such Lender and agrees that Credit Suisse, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Inter-Agent Agreement and each Lender agrees to be bound by the terms thereof.

ARTICLE X

GUARANTY

Section 10.01 Guaranty by the Guarantors, etc.

(a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees to the Administrative Agent, each Issuing Bank, the Lenders and each Secured Swap Provider, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing hereunder or any payment default shall occur and be outstanding under any Swap Agreement with a Secured Swap Provider, each Guarantor will, promptly upon (and in any event no later than one Business Day following) its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Secured Creditors, in immediately available funds, at the offices specified in Section 11.05, such amount of the Obligations as the Administrative Agent shall specify in such notice.

(b) In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Secured Creditors the payment of any and all Obligations, whether or not due or payable by the obligor thereon, upon the occurrence of an Insolvency Event in respect of the Borrower or such other Credit Party, and unconditionally and irrevocably, jointly and severally, promises to pay the Obligations to the Administrative Agent, for the benefit of the Secured Creditors, on demand, in such currency and otherwise in such manner as is provided in the Loan Documents governing the Obligations.

(c) As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Secured Creditors, that, should any amounts constituting Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Secured Creditor, any of their respective Affiliates, or any other Person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Secured Creditors, of all such obligations not so recoverable by way of full indemnity.

(d) All payments by each Guarantor under this Article X shall be made to the Administrative Agent, for the benefit of the Secured Creditors, in such currency and otherwise in such manner as is provided in the Loan Documents to which such payments relate.

Section 10.02 Subordination.

(a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by any Guarantor (collectively, “Subordinated Obligations”) are hereby subordinated to the Indebtedness of the Borrower to any Secured Creditor; and such Subordinated Obligations of the Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Administrative Agent and the other Secured Creditors and be paid over to the Administrative Agent, for the benefit of the Secured Creditors, on account of the Indebtedness of the Borrower owing under the Loan Documents to the Administrative Agent and to the other Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Article X. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

(b) If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Secured Creditor or to any other Person pursuant to or in respect of this Article X, any reimbursement or similar claim that such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of all of the Commitments and indefeasible payment in full of all Obligations (other than contingent indemnification obligations).

Section 10.03 Guarantors’ Obligations Absolute.

The obligations of each Guarantor under this Article X shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Guarantor may have against the Borrower or any other Person, including, without limitation, the Administrative Agent, any other Secured Creditor, any of their respective Affiliates, or any other Guarantor, and shall remain in full force and effect without regard to, and, except as expressly provided in Section 9.13(c), shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Obligations, including, without limitation:

(a) any increase in the amount of the Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to in this Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Obligations or otherwise payable under any Loan Document;

(b) any direction as to the application of any payment by the Borrower or by any other Person;

(c) any incurrence of additional Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in this Agreement or any of the other Loan Documents;

(d) any renewal or extension of the time for payment or maturity of any of the Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, this Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

(e) any failure of this Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Loan Document;

(f) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) this Agreement, any other Loan Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other Person;

(g) any payment made to the Administrative Agent or any other Secured Creditor on the Obligations that the Administrative Agent or any other Secured Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

(h) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

(i) any release of any security or any guaranty by or at the direction of the Administrative Agent or any other Secured Creditor, or any release or discharge of, or limitation of recourse against, any Person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Article X;

(j) any Insolvency Event relating to the Borrower or to any of its properties or assets;

(k) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other Person of its interest in any of the property, rights or interests constituting security for all or any portion of the Obligations or any other Indebtedness, liabilities or obligations;

(l) any lack of notice to, or knowledge by, any Guarantor of any of the matters referred to above; or

(m) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

Section 10.04 Waivers.

Each Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Article X are concerned, (a) notice of any of the matters referred to in Section 10.03, (b) all notices required by statute, rule of law or otherwise to preserve any rights against such Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non payment of any Obligation, notice of acceptance of the Guaranty provided under this Article X, notice of the incurrence of any Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of this Agreement, any other Loan Document or any other agreement or instrument to which the Borrower or any other Person is a party, or notice of the commencement of any proceeding against any other Person or its any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other Person or any collateral of any right, power or remedy under or in respect of this Agreement, the other Loan Documents or any other agreement or instrument, and (d) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of this Agreement, the other Loan Documents, or any other agreement or instrument.

Section 10.05 Subrogation Rights.

Until such time as the Obligations have been paid in full in cash and otherwise fully performed and all of the Commitments under this Agreement have been terminated (other than contingent indemnification obligations), each Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Article X (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Secured Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Article X.

Section 10.06 Separate Actions.

A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.

Section 10.07 Guarantors Familiar with Borrower’s Affairs.

Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing this Agreement in reliance on any representation or warranty by the Administrative Agent or any other Secured Creditor or any other Person acting on behalf of the Administrative Agent or any other Secured Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower’s or any other Subsidiary’s or Affiliate’s ability to perform its obligations under this Agreement and the other Loan Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Guarantor further agrees that the Administrative Agent and the other Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Article X.

Section 10.08 Solvency.

Each Guarantor represents and warrants to the Administrative Agent and each of the other Secured Creditors that as of the date such Guarantor has become a party to this Agreement, (i) such Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (ii) such Guarantor owns property having a value, either at fair valuation or at present fair salable value, greater than the amount required to pay its debts; and (iii) such Guarantor is not entering into the Loan Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

Section 10.09 Continuing Guaranty; Remedies Cumulative, etc.

The guaranty provided under this Article X is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Article X shall remain in full force and effect until terminated as provided in Section 10.18. No failure or delay on the part of the Administrative Agent or any other Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any other Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Administrative Agent nor any other Secured Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.10 Application of Payments and Recoveries.

All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Article X, together with all amounts and other rights and benefits realized by any Secured Creditor (or to which any Secured Creditor may be entitled) by virtue of this Article X, shall be applied as provided in Section 8.03.

Section 10.11 Enforcement Expenses.

The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 11.01, all reasonable out-of-pocket costs and expenses of the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Article X and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of a single counsel employed by the Administrative Agent and the other Secured Creditors for each applicable jurisdiction, unless such counsel has a conflict of interest prohibiting it from representing one or more of the Secured Creditors, in which case the fees and disbursements of separate counsel for such Secured Creditors shall also be paid by the Guarantors as aforesaid).

Section 10.12 Right of Setoff.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default after any applicable notice and grace period, each Secured Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Article X, irrespective of whether or not the Administrative Agent or such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Secured Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.13 Reinstatement.

If a claim is ever made upon the Administrative Agent or any other Secured Creditor for rescission, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Secured Creditor in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Article X shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

Section 10.14 Sale of Capital Stock of a Guarantor.

If all of the capital stock of one or more Subsidiary Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 7.02 (or such sale or other disposition has been approved in writing by the Required Lenders (or all Lenders, as applicable, if required by Section 11.12)) and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with the provisions of this Agreement, such Subsidiary Guarantor shall, in accordance with Section 11.12, be released from this Article X and this Article X shall, as to each such Subsidiary Guarantor or Subsidiary Guarantors, terminate, and have no further force or effect.

Section 10.15 Contribution Among Guarantors.

Each Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among the same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Obligations (and such Guarantor’s obligations in respect thereof).

Section 10.16 Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc.

It is the desire and intent of each Guarantor, the Administrative Agent and the other Secured Creditors that this Article X shall be enforced as a full recourse obligation of each Guarantor to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Article X would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor’s liability hereunder in respect of the Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Guarantor’s obligations hereunder to be so invalidated.

Section 10.17 Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc.

(a) Subject to Sections 3.03(b) and (c), all payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and, except as provided for in this Section 10.17, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes. If any Taxes are so levied or imposed, the applicable Guarantor agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein. The applicable Guarantor will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence reasonably satisfactory to the applicable Secured Creditor, evidencing such payment by the applicable Guarantor. Each applicable Guarantor will indemnify and hold harmless the Administrative Agent and each Secured Creditor, and reimburse the Administrative Agent or such Secured Creditor upon its written request, for the amount of any Taxes so levied or imposed on and paid or withheld by such Secured Creditor in respect of payments by the applicable Guarantor hereunder.

(b) Notwithstanding anything to the contrary contained in this Section 10.17, (i) any applicable Guarantor shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of any Secured Creditor that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding; and (ii) any applicable Guarantor shall not be obligated pursuant to this Section 10.17 hereof to gross-up payments to be made to a Secured Creditor in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Secured Creditor has not provided to the Borrower such forms.

Section 10.18 Termination.

After the termination of all of the Commitments, when no LC Exposure exists and when all Loans and other Obligations (other than contingent indemnification obligations) have been paid in full, this guaranty provided under this Article X will terminate and the Administrative Agent, at the request and expense of the Borrower and/or any of the Guarantors, will execute and deliver to the Guarantors an instrument or instruments acknowledging such termination.

Section 10.19 Enforcement Only by Administrative Agent.

The Secured Creditors agree that the guaranty provided under this Article X may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Secured Creditor shall have any right individually to seek to enforce or to enforce the guaranty provided under this Article X, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Secured Creditors, upon the terms of this Article X.

Section 10.20 Effect of Stay.

If acceleration of the time for payment of any amount payable by any Guarantor under any of the Obligations is stayed upon insolvency, bankruptcy or reorganization of such Guarantor, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Obligations shall nonetheless be payable by such Guarantor under this Article forthwith on demand by the Administrative Agent.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Payment of Expenses etc.

The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be, for) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Credit Party; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Administrative Agent and any Lender (including, without limitation, allocated costs of internal counsel); and (iv) subject to Article III, including, Section 3.03, any and all present and future stamp and other similar taxes to the extent due and owing with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

Section 11.02 Indemnification.

(a) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of

Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Credit Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.01 or subsection (b) of this Section 11.02 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.07(a).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under Section 11.01 or this Section 11.02 shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in Section 11.01 and this Section 11.02 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.03 Right of Setoff.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each Issuing Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank (including, without limitation, by branches, agencies and Affiliates of such Lender or Issuing Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender or Issuing Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or Issuing Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and Issuing Bank agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Sharing of Payments by Lenders.

(a) Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), participations in Letters of Credit, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an Issuing Bank and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to Section 11.04(a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Exceptions. The provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Exposure to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply)

(d) Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 11.05 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any other Credit Party, to such Person c/o Tenaska Power Fund L.P. at 1044 N. 115th Street Suite 400, Omaha, NE 68154-4446, Attention: Ryan Schroer (Facsimile No. (402) 691-9727);

(ii) if to the Administrative Agent, to it at 11 Madison Avenue, New York, New York 10010 Attention: Thomas Lynch (Facsimile (212) 325-8304)

(iii) if to the Issuing Banks, to them at 11 Madison Avenue, New York, New York 10010 Attention: Thomas Lynch (Facsimile (212) 325-8304);

(iv) if to a Lender, to it at its address (or facsimile number) set forth its Administrative Questionnaire.

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent, an Issuing Bank or any Lender hereunder and required to be delivered pursuant to Sections 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 11.06(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that any Lender assigning all or a portion of its Term Loan or Delayed Draw Term Commitment shall also assign a pro rata portion, if any, of its Delayed Draw Term Commitment or Term Loan, respectively, with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (w) to a Lender, an Affiliate of a Lender, an Approved Fund, (x) during the primary syndication of the Commitments and/or the Loans to Persons identified by the Administrative Agent to the Borrower on or prior to the Closing Date, (y) of any Commitment or Loan other than the Revolving Commitments and Revolving Loans, provided, however, the Administrative Agent shall provide the Borrower notice of such assignment or (z) if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and, if assigning the Revolving Loans, the Issuing Banks.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and shall not be payable in the case of any assignment by or to any Arranger or any of its Affiliates); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to Section 11.06(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.02, Section 3.03 and Section 11.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.06(b) and any written consent to such assignment required by Section 11.06(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.06(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.12(a) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Sections 11.01 and 11.02. Subject to Section 11.06(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the obligations, Sections 3.01, 3.02, 3.03, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.03 as though it were a Lender, provided such Participant agrees to be subject to Section 11.04 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 3.03, 3.05 and 11.06(c) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.06(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the applicable Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then such Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the applicable Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.07 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.09 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 11.10 Integration; Effectiveness.

This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11 Headings Descriptive.

The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver.

(a) General. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that:

(i) no change, waiver or other modification shall, without the written consent of each Lender affected thereby:

(A) increase the amount of any Commitment of any Lender hereunder;

(B) extend or postpone the Revolving Facility Termination Date, the Term Loan Termination Date or any other maturity date provided for herein that is applicable to any Loan or tranche of a Loan of any Lender (excluding mandatory prepayments), extend or postpone the expiration date of any Letter of Credit beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender;

(C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants, which in each case shall required only the consent of the Required Lenders.

(D) reduce the amount of any Unreimbursed Drawing, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates);

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder;

(F) release the Borrower from any of its obligations hereunder;

(G) release the Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty to which it is a party, except, in the case of a Guarantor, in accordance with a transaction permitted under this Agreement or as expressly provided in this Agreement (including without limitation Section 9.13);

(H) release all or substantially all of any Collateral securing the Obligations, except as expressly provided in this Agreement (including without limitation Section 9.13);

(I) amend, modify or waive any provision of this Section 11.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(J) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders; or

(K) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(ii) (A) no provision of Section 8.03 may be amended, modified or waived so as to alter the manner of application of any payment in respect of the Obligations or proceeds of Collateral, and (B) no provision of Section 2.13(b) may be amended, modified or waived so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.13(b), in each case without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Term Loan;

(iii) no provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any Issuing Bank adversely affected thereby;

(iv) no provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender;

(v) the Fee Letter may not be amended, or any rights or privileges thereunder waived, unless in writing and signed by the parties thereto; or

(vi) without the written consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or, if the Revolving Commitments have been terminated, the outstanding Revolving Loans and participations in any L/C Outstandings), no Default or Event of Default may be waived for the purposes of determining whether the conditions set forth in Section 4.02 shall have been satisfied in respect of any proposed Credit Event in respect of the revolving Credit Facility;

(vii) without the written consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the unfunded Delayed Draw Term Commitments, no Default or Event of Default may be waived for the purposes of determining whether the conditions set forth in Sections 4.02 or 4.03 shall have been satisfied in respect of any proposed Credit Event in respect of the Delayed Draw Term Loan;

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.12 (including Section 11.12(a)(i)(A)), this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Required Lenders (i) to increase the aggregate Commitments of the Lenders, (ii) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof, (iii) to include appropriately the lenders under such additional borrowing tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under subsections (a)(ii) and/or (a)(vi) of this Section 11.12 corresponding to the consent rights of the other Lenders thereunder and (iv) to modify or waive the provisions of Sections 4.04, 7.02(e) and 9.13 and other provisions herein or in any other Loan Document related to the Joint Venture Contribution and the related guaranty and collateral releases.

(b) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(c) Voting Rights of Lenders During Bankruptcy Proceedings. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(d) Replacement of Lenders. If (i) a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or (ii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all or any portion of its interests or any tranche (including any portion of or combination of Commitments and Loans, provided that any required assignment of all or a portion of such Lender’s Term Loan or Delayed Draw Term Commitment shall also require a pro rata assignment of such Lender’s portion, if any, of the Delayed Draw Term Commitment or Term Loan, respectively), rights and obligations under this Agreement (including any unfunded Commitment) to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans so assigned, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02), and (3) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with Section 11.06)). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.13 Survival of Indemnities.

All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.01(d)) or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans.

Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality.

(a) Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower

(b) For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

(c) Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

Section 11.16 Limitations on Liability of the Issuing Banks.

The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor hall have a claim against an Issuing Bank, and an Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17 Intentionally Omitted.

Section 11.18 No Duty.

All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Borrower, etc.

The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, each Issuing Bank and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each Issuing Bank and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20 Survival of Representations and Warranties.

All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements of any Credit Party or any Subsidiary thereof contained in any certificate or other document required to be delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 11.21 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24 USA Patriot Act.

Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	INFRASTRUX GROUP, INC.,
a Washington corporation

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

GUARANTORS:	INFRASTRUX HOLDINGS, LLC,
a Delaware limited liability company

	By:	TPF Power, Inc.,
a Delaware corporation
	Its:	Manager

		By:	/s/ Alan B. Levande
		Name:	Alan B. Levande
		Title:	Vice President, Managing Director and Assistant Secretary

UTILX CORPORATION,
a Delaware corporation

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

GI ACQUISITION, INC.,
a Delaware corporation

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Authorized Signatory

LINEAL HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

LINEAL INDUSTRIES, INC.,
a Pennsylvania corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

INTERCON CONSTRUCTION, INC., a Wisconsin corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

INTERCON CONSTRUCTION TRUCKING, INC., a Wisconsin corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

INTERPOWER LINE SERVICES CORPORATION, a Delaware corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

TRAFFORD CORPORATION,
a Pennsylvania corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

SKIBECK PIPELINE COMPANY, INC.,
a New York corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

SKIBECK PLC, INC.,
a New York corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

TEXAS ELECTRIC UTILITY CONSTRUCTION MANAGEMENT, L.L.C.,
a Texas limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

TEXAS ELECTRIC UTILITY CONSTRUCTION, LTD.,
a Texas limited partnership

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Authorized Signatory

FLOWERS HOLDING CO., INC.
a Texas corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

FLOWERS MANAGEMENT CO., INC.
a Texas corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

FLOWERS LIMITED PARTNER, INC.
a Nevada corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

FLOWERS CONSTRUCTION CO., L.P.
a Texas limited partnership

By:	Flowers Management Co., Inc.,
a Texas corporation
Its:	General Partner

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

CHAPMAN CONSTRUCTION MANAGEMENT CO., INC.
a Texas corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

CHAPMAN HOLDING CO., INC.
a Nevada corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

CHAPMAN CONSTRUCTION HOLDING CO., L.P.
a Texas limited partnership

By:	Chapman Construction Management Co., Inc.,
a Texas corporation
Its:	General Partner

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

GILL ELECTRIC MANAGEMENT L.L.C.,
a Texas limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

GILL ELECTRIC SERVICES, LTD.,
a Texas limited partnership

By:	Gill Electric Management, L.L.C.,
a Texas limited liability company
Its:	General Partner

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

B&H MAINTENANCE AND CONSTRUCTION, INC.
a New Mexico corporation

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

HAWKEYE, LLC,
a New York limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

HALPIN LINE CONSTRUCTION, LLC,
a New York limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

PREMIER UTILITY LOCATING, LLC,
a New York limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

BEMIS, LLC,
a Vermont limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:	Assistant Secretary and Authorized Signatory

INFRASTRUX HAWKEYE HOLDINGS, LLC,
a Delaware limited liability company

By:	InfrastruX Group, Inc.
a Washington corporation
Its:	Manager

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Assistant Secretary and Authorized Signatory

INFRASTRUX ENERGY GP, LLC,
a Delaware limited liability company

By:	TPF Power, Inc.,
a Delaware corporation
Its:	Manager

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Vice President, Managing Director and Assistant Secretary

INFRASTRUX ENERGY LP, LLC,
a Delaware limited liability company

By:	TPF Power, Inc.
a Delaware corporation
Its:	Manager

	By:	/s/ Alan B. Levande
	Name:	Alan B. Levande
	Title:	Vice President, Managing Director and Assistant Secretary

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as an Issuing Bank, the Administrative Agent and a Lender

By:	/s/ VANESSA GOMEZ
Name:	VANESSA GOMEZ
Title:	VICE PRESIDENT

By:	/s/ SHAHEEN MALIK
Name:	SHAHEEN MALIK
Title:	ASSOCIATE

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Keven D. Smith
Name:	Keven D. Smith
Title:	Senior Vice President

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Dustin Craven
Name:	Dustin Craven
Title:	Attorney-in-Fact